Exhibit 10.3

FORM OF CREDIT AGREEMENT

DATED AS OF

[●], 2019

AMONG

RATTLER MIDSTREAM LP,

AS PARENT,

RATTLER MIDSTREAM OPERATING LLC,

AS BORROWER,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT,

THE LENDERS PARTY HERETO, AND

WELLS FARGO SECURITIES, LLC,

CREDIT SUISSE SECURITIES (USA) LLC,

JPMORGAN CHASE BANK, N.A., AND

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Commitments	I-1
Annex II	List of Individual LC Commitments	II-1

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Commitment Increase Certificate
Exhibit H	Form of Additional Lender Certificate
Exhibit I-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; Not Partnerships)
Exhibit I-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; Not Partnerships)
Exhibit I-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; Partnerships)
Exhibit I-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; Partnerships)

Schedule 7.14	Subsidiaries
Schedule 7.18	Material Contracts
Schedule 7.19	Swap Agreements
Schedule 7.26	Flood Insurance Related Matters

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THIS CREDIT AGREEMENT, dated as of [●], 2019, is among: Rattler Midstream LP, a Delaware limited partnership (the “Parent”); Rattler Midstream Operating LLC, a Delaware limited liability company (the “Borrower”); each of the Lenders from time to time party hereto; and Wells Fargo Bank, National Association (in its individual capacity, “Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A.     Upon consummation of the Parent IPO (as defined below) and the transactions contemplated thereby, the Borrower will become a subsidiary of the Parent, and the Parent will become the managing member of the Borrower.

B.     The Parent and the Borrower have requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

C.     The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

D.     Now, therefore, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01     Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02     Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Period” means any period commencing on the date that a Material Acquisition is consummated (so long as the Borrower has delivered written notice to the Administrative Agent that it is electing in its sole discretion to commence an Acquisition Period no later than the later to occur of (a) fifteen (15) days after such date or (b) the last day of the first fiscal quarter ending during such Acquisition Period) through and including the last day of the second full fiscal quarter following the date on which such acquisition is consummated; provided that there shall be at least one (1) full fiscal quarter between any two (2) Acquisition Periods.

“Additional Lender” has the meaning assigned to such term in Section 2.06(c)(i).

“Additional Lender Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(G).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned such term in the introductory paragraph hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Solely for the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “Control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto for purposes of this definition.

“Agents” means, collectively, the Administrative Agent and any other agent for the Lenders from time to time appointed under this Agreement.

“Aggregate LC Commitment” means $150,000,000.

“Agreement” means this Credit Agreement, as the same may be amended, amended and restated, modified or supplemented from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1.00% and (c)(i) the Adjusted LIBO Rate for a three month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (ii) 1.00%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate at which dollar deposits of $5,000,000 with a three month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Day if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Annualized EBITDA” means, for any Rolling Period ending on or prior December 31, 2019, the sum of (a) EBITDA for such Rolling Period (without giving effect to any Material Project Add-Back added to Consolidated Net Income in the calculation of EBITDA) multiplied by the factor for such Rolling Period set forth in the grid below, plus (b) any Material Project Add-Back for such Rolling Period:

Rolling Period Ending	Factor
June 30, 2019	4
September 30, 2019	2
December 31, 2019	4/3

“Annualized Interest Expense” means, for any Rolling Period ending on or prior to December 31, 2019, Consolidated Interest Expense for such Rolling Period multiplied by the factor for such Rolling Period set forth in the grid below:

Rolling Period Ending	Factor
June 30, 2019	4
September 30, 2019	2
December 31, 2019	4/3

“Anti-Corruption Laws” means all state or federal laws, rules, and regulations applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the FCPA.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the grid below based upon the Consolidated Total Leverage Ratio, determined as provided below in this definition:

Level	Consolidated Total Leverage Ratio	Eurodollar Loans (margin)	ABR Loans (margin)	Commitment Fee Rate
1	Less than 3.00 to 1.00	1.250%	0.250%	0.250%
2	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	1.375%	0.375%	0.300%
3	Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	1.500%	0.500%	0.300%
4	Greater than or equal to 4.00 but less than 4.50 to 1.00	1.750%	0.750%	0.375%
5	Greater than or equal to 4.50 to 1.00	2.250%	1.250%	0.375%

For purposes of this definition, the Consolidated Total Leverage Ratio shall be calculated quarterly, as of the last day of each fiscal quarter of the Borrower. Each change in the Applicable Margin resulting from a calculation of the Consolidated Total Leverage Ratio shall become effective on and after the date on which financial statements for such fiscal quarter and a compliance certificate showing such calculation are delivered to the Lenders pursuant to Section 8.01(a), (b) or (c) and shall remain in effect until the next such financial statements and compliance certificate are so delivered; provided, however, that (x) if at any time the Parent and the Borrower fail to deliver any financial statements or a compliance certificate required by Section 8.01(a), (b) or (c), as applicable, then, for the period commencing on the date of such failure and ending on the date on which such financial statements and compliance certificate are delivered, the “Applicable Margin” means the rate per annum set forth on the grid when the Consolidated Total Leverage Ratio is at level “5” in the grid set forth above and (y) subject to the foregoing clause (x), for the period commencing on the Effective Date and until the date on which the financial statements and compliance certificate for the fiscal quarter ending on June 30, 2019 are delivered pursuant to Section 8.01(b) and (c), the “Applicable Margin” means the rate per annum set forth on the grid when the Consolidated Total Leverage Ratio is at level “1” in the grid set forth above.

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment (or, if the Commitments have terminated or expired, the percentage of the aggregate Revolving Credit Exposure represented by such Lender’s Revolving Credit Exposure at such time); provided that in the case of Section 2.09 when a Defaulting Lender shall exist, “Applicable Percentage” as used in such Section 2.09 shall mean the percentage of the Commitments (disregarding any Defaulting Lender’s Commitments) represented by such Lender’s Commitments (or, if the Commitments have terminated or expired, the “Applicable Percentage” shall be determined based upon the aggregate Revolving Credit Exposure then in effect, disregarding any Defaulting Lender’s Revolving Credit Exposure, and the percentage of such aggregate Revolving Credit Exposure represented by such Lender’s Revolving Credit Exposure at such time).

“Approved Counterparty” shall mean any Person who, with respect to a Swap Agreement, is (a) a Secured Swap Party, or (b) any other Person whose issuer rating or long term senior unsecured debt rating at the time of entry into such Swap Agreement is A-/A3 by S&P or Moody’s (or their equivalent) or higher (or whose obligations under the applicable Swap Agreement are guaranteed by a Person meeting such rating standards).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC and Credit Suisse Securities (USA) LLC, JPMorgan Chase Bank, N.A., and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in their respective capacities as the joint lead arrangers and joint bookrunners hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Asset Disposition” means the Transfer by a Credit Party of any or all of the assets of (including, without limitation, Equity Interests owned by) such Credit Party; provided that none of the following shall constitute Asset Dispositions:

(a)     a Transfer (or series of related Transfers) of Property of such Person having a fair market value of less than $15,000,000;

(b)     a Transfer between or among the Borrower and the Guarantors;

(c)     a Transfer of cash or cash equivalents;

(d)     the sale of inventory in the ordinary course of business;

(e)     the Transfer of obsolete or worn out property, or property that is no longer used or useful in the conduct of the business of the Parent, the Borrower and its Restricted Subsidiaries;

(f)     Transfers of accounts receivable permitted by Section 9.09;

(g)     the early termination or unwinding of any Swap Agreement;

(h)     a Restricted Payment not prohibited by Section 9.04 or an Investment not prohibited by Section 9.05;

(i)     a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(j)     any licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property, and licenses, leases or subleases of other Property.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Availability” means, as of any date, an amount equal to (a) the total Commitments on such date less (b) the total Revolving Credit Exposures of the Lenders on such date.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefiting Guarantor” means a Guarantor for which funds or other support are necessary for such Guarantor to constitute an Eligible Contract Participant.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning assigned such term in the introductory paragraph hereto.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, Midland, Texas or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Expenditures” of a Person means expenditures and costs that are capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Leases” means, subject to Section 1.05, in respect of any Person, all leases that shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or the Lenders, as collateral for LC Exposure or obligations of the Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Provider” means any Person that, at the time it enters into a Cash Management Agreement with a Credit Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement.

“CERCLA” has the meaning assigned to such term in the definition of “Environmental Laws”.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Diamondback, (b) Diamondback shall cease to directly or indirectly own Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the General Partner, (c) the General Partner shall cease to be the sole general partner of the Parent, with substantially the same powers to manage the Parent as are granted to the General Partner under the Parent Partnership Agreement on the Effective Date, (d) the Parent shall cease to be the sole managing member of the Borrower or shall cease to own Equity Interests representing 100% of the ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower, or (e) the occurrence of a “change of control”, “change in control”, or substantively similar provision under any Senior Notes Indenture or any other Material Indebtedness.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith (whether or not having the force of law) or in implementation thereof, and (ii) all requests, rules, regulations, guidelines, interpretations, requirements, and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall, in each case, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all Property which is subject to a Lien under one or more Security Instruments.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The initial amount of each Lender’s Commitment is set forth on Annex I hereto, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment or in the Additional Lender Certificate pursuant to which any Additional Lender shall have provided any additional Commitment, as applicable. The aggregate amount of the Lenders’ Commitments on the Effective Date is $600,000,000.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Commitment Increase Certificate” has the meaning set forth in Section 2.06(c)(ii)(F).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Interest Coverage Ratio” means, as of any date of calculation, the ratio of (a) EBITDA (or, in the case of the Rolling Periods ending on June 30, 2019, September 30, 2019 and December 31, 2019, Annualized EBITDA) to (b) the Consolidated Interest Expense (or, in the case of the Rolling Periods ending on June 30, 2019, September 30, 2019 and December 31, 2019, Annualized Interest Expense), in each case for the Rolling Period ending (i) for purposes of Section 9.01, on such date or (ii) for purposes of calculations of the Consolidated Interest Coverage Ratio on any date other than the last day of a fiscal quarter, on the last day of the most recent fiscal quarter for which financial statements are available. Notwithstanding anything to the contrary contained herein, (x) for any calculation of Consolidated Interest Expense on and after the Effective Date through but not including the date on which financial statements for the fiscal quarter ending March 31, 2019 are delivered pursuant to Section 8.01(b), Consolidated Interest Expense shall be deemed to be $0.00, and (y) for any calculation of Consolidated Interest Expense (other than for purposes of Section 9.01) following the date on which financial statements for the fiscal quarter ending March 31, 2019 are delivered pursuant to Section 8.01(b) and prior to the date on which financial statements for the fiscal quarter ending June 30, 2019 are delivered pursuant to Section 8.01(b), Consolidated Interest Expense shall be deemed to be actual Consolidated Interest Expense for the two fiscal quarter period ending on March 31, 2019 multiplied by two.

“Consolidated Interest Expense” means, subject to Section 1.05, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Parent and the Consolidated Restricted Subsidiaries for such period, (1) including (a) interest expense under GAAP, (b) capitalized interest, and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP, but (2) excluding the amortization of debt discount and fees and expenses related to the issuance of Debt, Capital Leases, Synthetic Leases, the Senior Notes or the Indebtedness.

“Consolidated Net Income” means, for any period of determination, the aggregate of the net income (or loss) of the Parent and the Consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of an Unrestricted Subsidiary or any Person in which the Parent or any Consolidated Restricted Subsidiaries have an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Parent and the Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such Unrestricted Subsidiary or other Person to the Parent or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) any extraordinary, unusual or non-recurring gains or losses during such period and (d) any gains or losses attributable to writeups or writedowns of assets; and provided further that if the Parent or any Consolidated Restricted Subsidiary shall acquire or dispose of any Property during such period or a Subsidiary shall be redesignated as either an Unrestricted Subsidiary or a Restricted Subsidiary, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition, disposition or redesignation as if such acquisition, disposition or redesignation had occurred on the first day of such period.

“Consolidated Net Tangible Assets” means, as of any date of determination, an amount equal to (a) the total assets of the Credit Parties (less applicable reserves and other properly deductible items but including investments in non-consolidated Persons) minus (b) the sum of the current liabilities of the Credit Parties (excluding current maturities of Debt and any current liabilities constituting Debt by reason of being renewable or extendible at the option of the obligor) and the intangible assets of the Credit Parties, all as set forth on the consolidated balance sheet of the Credit Parties, and computed in accordance with GAAP, as of the end of the immediately preceding fiscal quarter of the Parent for which the Parent has delivered financial statements pursuant to Section 8.01(a) and Section 8.01(b).

“Consolidated Restricted Subsidiary” means each Consolidated Subsidiary that is a Restricted Subsidiary.

“Consolidated Senior Secured Debt” means, for the Parent and the Consolidated Restricted Subsidiaries, all of their Total Debt that is secured by contractual Liens on any of their Property.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of calculation, the ratio of (a) Consolidated Senior Secured Debt as of such date net of (i) all unrestricted cash and cash equivalents of the Parent, the Borrower and the other Restricted Subsidiaries if no amounts were drawn under this Agreement as of such date or (ii) up to $25.0 million in unrestricted cash and cash equivalents of the Parent, the Borrower and the other Restricted Subsidiaries if any amounts were drawn under this Agreement as of such date (it being understood that (x) cash or cash equivalents that would appear as “restricted” on a consolidated balance sheet of the Parent or any of the Borrower or the other Restricted Subsidiaries solely because such cash or cash equivalents are subject to a Control Agreement for the benefit of the Administrative Agent shall constitute unrestricted cash or cash equivalents and (y) cash and cash equivalents shall be included in the determination of cash and cash equivalents only to the extent that such cash and cash equivalents are maintained in accounts subject to a Control Agreement for the benefit of the Administrative Agent) to (b) EBITDA (or Annualized EBITDA, in the case of the Rolling Periods ending on June 30, 2019, September 30, 2019 and December 31, 2019) for the Rolling Period ending (A) for purposes of Section 9.01, on such date or (B) for purposes of calculations of the Consolidated Senior Secured Leverage Ratio on any date other than the last day of a fiscal quarter, on the last day of the most recent fiscal quarter for which financial statements are available.

“Consolidated Subsidiaries” means each Subsidiary of the Parent (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of any date of calculation, the ratio of (a) Total Debt as of such date net of (i) all unrestricted cash and cash equivalents of the Parent, the Borrower and the other Restricted Subsidiaries if no amounts were drawn under this Agreement as of such date or (ii) up to $25.0 million in unrestricted cash and cash equivalents of the Parent, the Borrower and the other Restricted Subsidiaries if any amounts were drawn under this Agreement as of such date (it being understood that (x) cash or cash equivalents that would appear as “restricted” on a consolidated balance sheet of the Parent or any of the Borrower or the other Restricted Subsidiaries solely because such cash or cash equivalents are subject to a Control Agreement for the benefit of the Administrative Agent shall constitute unrestricted cash or cash equivalents and (y) cash and cash equivalents shall be included in the determination of cash and cash equivalents only to the extent that such cash and cash equivalents are maintained in accounts subject to a Control Agreement for the benefit of the Administrative Agent) to (b) EBITDA (or, in the case of the Rolling Periods ending on June 30, 2019, September 30, 2019 and December 31, 2019, Annualized EBITDA) for the Rolling Period ending (i) for purposes of Section 9.01, on such date or (ii) for purposes of calculations of the Consolidated Total Leverage Ratio on any date other than the last day of a fiscal quarter, on the last day of the most recent fiscal quarter for which financial statements are available.

“Consolidated Unrestricted Subsidiary” means each Consolidated Subsidiary that is an Unrestricted Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a deposit account control agreement, commodities account control agreement, or securities account control agreement (or similar agreement), as applicable, in form and substance reasonably satisfactory to the Administrative Agent, executed by one or more Credit Parties, the Administrative Agent and the relevant financial institution party thereto, which establishes the Administrative Agent’s control (within the meaning of Section 9-104, 9-106 and 8-106, as applicable, of the UCC) with respect to the applicable deposit account, commodities account, or securities account covered thereby.

“Credit Parties” means, collectively, the Borrower and each Guarantor, and “Credit Party” means any one of the foregoing.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services, but excluding those from time to time incurred in the ordinary course of business that are not greater than sixty (60) days past the date such payment is due or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person, to the extent of the lesser of the amount of such Debt and the fair market value of the Property subject to such Lien; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or with respect to which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; and (l) Disqualified Capital Stock. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. Notwithstanding the foregoing, “Debt” shall not include (i) any obligation arising from agreements of the Parent or any Restricted Subsidiary providing for indemnification, contribution, adjustment of purchase price, earn-outs, holdbacks, deferred compensation or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Equity Interests of a Restricted Subsidiary in a transaction permitted by this Agreement, (ii) any obligation under any gathering, processing, compression, transporting, fractionating, waste water treatment or other operational contract entered into in the ordinary course of business (other than (A) any obligation in respect of borrowed money or (B) any obligation that constitutes Debt under clause (i) set forth above in this definition of “Debt”), (iii) any agreement to make an Investment in form of a purchase of any Equity Interests (or any guaranty of another Person’s obligation to make such an Investment) if, at the time such agreement is made, the Investment contemplated thereby could have been made pursuant to Section 9.05, or (iv) for the avoidance of doubt, Swap Obligations and direct or indirect guaranties thereof, and other credit support therefor.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Deeds” has the meaning set forth in Section 7.16(d).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of the Loans or participations in Letters of Credit required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within three (3) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.09) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and each Lender.

“Diamondback” means Diamondback Energy, Inc., a Delaware corporation.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one (1) year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated. Notwithstanding the foregoing, any Equity Interest that would constitute Disqualified Capital Stock solely because the holders of the Equity Interest have the right to require the Borrower to repurchase or redeem such Equity Interest upon or following the occurrence of a change of control or an asset sale will not constitute Disqualified Capital Stock if the terms of such Equity Interest provide that the Parent or the relevant Restricted Subsidiary may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 9.04 hereof.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDA” means, for any period, (a) the sum (without duplication) of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (i) interest, (ii) income taxes, (iii) depreciation, (iv) amortization, (v) all noncash charges, including expenses relating to stock based compensation and hedging, and (vi) any reasonable expenses and charges (up to an aggregate of $10,000,000 during any calendar year), related to any Investment, acquisition, disposition, offering of Equity Interests, recapitalization, or issuance or incurrence of Debt not prohibited hereunder (in each case, whether or not successful), plus (b) all Material Project Add-Backs applicable to such period, minus (c) all noncash income added to Consolidated Net Income in such period; provided that the aggregate amount of Material Project Add-Backs shall not exceed twenty percent (20%) of Unadjusted EBITDA for such period. For the purposes of calculating EBITDA for any Rolling Period for any determination of the Consolidated Total Leverage Ratio or the Consolidated Senior Secured Leverage Ratio, if at any time during such Rolling Period any Credit Party shall have made any Material Disposition or Material Acquisition, the EBITDA for such Rolling Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such Rolling Period, such pro forma adjustments to be acceptable to Administrative Agent and the Borrower. Notwithstanding anything to the contrary contained herein, (x) for any calculation of EBITDA on or after the Effective Date through but not including the date on which financial statements for the fiscal quarter ending March 31, 2019 are delivered pursuant to Section 8.01(b), EBITDA shall be deemed to be $107,000,000, and (y) for any calculation of EBITDA (other than for purposes of Section 9.01) following the date on which financial statements for the fiscal quarter ending March 31, 2019 are delivered pursuant to Section 8.01(b) and prior to the date on which financial statements for the fiscal quarter ending June 30, 2019 are delivered pursuant to Section 8.01(b), EBITDA shall be deemed to be actual EBITDA for the two fiscal quarter period ending on March 31, 2019 multiplied by two.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Parent, the Borrower or any Restricted Subsidiaries are conducting or at any time have conducted business, or where any Property of the Parent, the Borrower, or any Restricted Subsidiaries are located, including, without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“EPIC” means EPIC Crude Holdings, LP, a Delaware limited partnership.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Parent, the Borrower, or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory and contractual landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law or ordinary course of business contracts or incident to the development, operation and maintenance of Midstream Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under joint venture agreements, contracts for the sale, transportation or exchange of oil and natural gas, marketing agreements, processing agreements, processing plant agreements, dehydration agreements, operating agreements, pipeline, gathering or transportation agreements, compression agreements, balancing agreements, construction agreements, disposal agreements, and other agreements which are usual and customary in the midstream business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Parent, the Borrower or their Restricted Subsidiaries or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Parent, the Borrower or their Restricted Subsidiaries to provide collateral to the depository institution; (f) easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, zoning and land use requirements and Immaterial Title Deficiencies or reservations in any Property of the Parent or any Restricted Subsidiary that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by such Person or materially impair the value of such Property; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens and the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Indebtedness.

“Excluded Account” means (a) each account all of the deposits in which consist of amounts utilized to fund payroll, employee benefit or tax obligations of the Credit Parties, (b) fiduciary, trust or escrow accounts, (c) “zero balance” accounts and (d) other accounts so long as (i) the balance in any one such account on any day does not exceed $1,000,000 and (ii) the aggregate balance for all such accounts excluded pursuant to this clause (d) on any day does not exceed $2,000,000.

“Excluded Swap Obligations” means, with respect to any Credit Party individually determined on a Credit Party by Credit Party basis, any Swap Obligation, if and to the extent that, all or a portion of the joint and several liability or the guaranty of such Credit Party for, or the grant by such Credit Party of a security interest or other Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an Eligible Contract Participant at the time such guarantee or the grant of such security interest or other Lien becomes effective with respect to, or any other time such Credit Party is by virtue of such guarantee or grant of such security interest or other Lien otherwise deemed to enter into, such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee, security interest or other Lien is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(b) or Section 5.03(d), (d) Taxes attributable to such recipient’s failure to comply with Section 5.03(g), and (e) any withholding Taxes imposed under FATCA.

“Expansion Capital Expenditures” means all Capital Expenditures other than such expenditures made for the restoration, repair or maintenance of any fixed or capital asset.

“FATCA” means Sections 1471 through 1474 of the Code (as of the date hereof) and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions); provided that FATCA shall also include any amendments to Sections 1471 through 1474 of the Code if, as amended, FATCA provides a commercially reasonable mechanism to avoid the tax imposed thereunder by satisfying the information reporting and other requirements of FATCA.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that in no event shall the Federal Funds Effective Rate be less than 0%.

“FERC” means the Federal Energy Regulatory Commission or any of its successors.

“Financial Covenant Election” means a one-time irrevocable election of the Borrower, in its sole discretion, that can be made in a written certificate by a Financial Officer of the Borrower delivered to the Administrative Agent at any time after the Parent or the Borrower has issued an aggregate principal amount of at least $200,000,000 of Senior Notes pursuant to Section 9.02(g).

“Financial Officer” means, for any Person, any vice president, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Parent or the General Partner.

“Financial Statements” means the financial statement or statements of the Parent and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Flood Deliverables” has the meaning set forth in Section 6.01(s).

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is not: (i) an individual who is a citizen or resident of the United States of America; (ii) a partnership or a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States of America; (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust if (1) a court within the United States of America is able to exercise primary supervision over the administration of the trust and one or more “United States person” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Gathering System” means the Midstream Properties of the Credit Parties comprised of any pipeline or gathering system owned or leased from time to time by any Credit Party that is used in the business of such Credit Party.

“General Partner” means Rattler Midstream GP LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Parent, the Borrower, any Subsidiary, any of their Properties, the Administrative Agent, the Issuing Bank or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Gray Oak” means Gray Oak Pipeline, LLC, a Delaware limited liability company.

“Guarantors” means the Parent, Tall City Towers LLC, a Delaware limited liability company, and each other Person that guarantees the Indebtedness pursuant to Section 8.14(b), unless and until expressly released pursuant to the terms of the Loan Documents.

“Guaranty and Security Agreement” means the Guaranty and Security Agreement executed by the Credit Parties pursuant to which the Credit Parties (a) unconditionally guaranty on a joint and several basis, payment of the Indebtedness, and (b) grant Liens and a security interest on the Credit Parties’ personal property constituting “collateral” as defined therein in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Headquarters Building” means 500 West Texas Avenue, Midland, Texas 79701.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Title Deficiencies” means defects or deficiencies in title that do not diminish the aggregate book value of (a) the Midstream Properties of the Credit Parties and (b) the Headquarters Building by more than ten percent (10%) in the aggregate.

“Indebtedness” means any and all amounts owing or to be owing by the Parent, the Borrower, or any other Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document; (b) to any Secured Swap Party in respect of any Secured Swap Obligations (provided that notwithstanding anything to the contrary herein or in any other Loan Document, “Indebtedness” shall not include with respect to any Person any Excluded Swap Obligations of such Person); (c) to any Cash Management Provider in respect of any Cash Management Agreement; and (d) all renewals, extensions and/or rearrangements of any of the above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 12.03(b).

“Industry Competitor” means any Person (other than the Parent, the Borrower, any Guarantor or any of their Affiliates or Subsidiaries) that is (or one or more of whose Affiliates are) actively engaged as one of its principal businesses in (a) gathering, dehydrating or compressing natural gas, crude, condensate or natural gas liquids; (b) treating, processing, fractionating or transporting natural gas, crude, condensate or natural gas liquids or the fractionated products thereof; (c) storing natural gas, crude, condensate, natural gas liquids or the fractionated products thereof; (d) marketing natural gas, crude, condensate, natural gas liquids or the fractionated products thereof, or (e) water distribution, storage, supply, treatment and disposal services.

“Individual LC Commitment” means, for any Issuing Bank, the amount for such Issuing Bank set forth on Annex II hereto.

“Information” has the meaning set forth in Section 12.11.

“Insurance and Condemnation Event” means the receipt by any Credit Party of any cash insurance proceeds or condemnation award in an aggregate amount in excess of $15,000,000 payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interstate Pipeline” has the meaning set forth in Section 7.23.

“Investment” means, for any Person: (a) the purchase and acquisition (whether for cash, Property, services or securities or otherwise in one or a series of transactions) of (i) Equity Interests (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or (ii) all or substantially all of the business or a line of business of another Person, in each case with respect to this clause (ii) with a purchase price in excess of $5,000,000; (b) the making of any deposit with, or advance, loan or capital contribution to, the assumption of Debt of, the purchase or other acquisition of any other Debt of or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, material, equipment or supplies sold by such Person in the ordinary course of business); or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means, collectively, Wells Fargo, Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch and JPMorgan Chase Bank, N.A., in their respective capacities as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.07(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. As used herein, references to “the Issuing Bank” and similar phrases shall be interpreted as references to the applicable Issuing Bank in respect of a Letter of Credit, as context requires.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c).

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period and subject to the implementation of a Replacement Rate in accordance with Section 5.06, the rate appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period; provided that such rate shall never be less than 0.0%. In the event that such rate does not appear on such page (or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered dollar deposits at or about 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where its Eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Parent, the Borrower, or any Restricted Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, and the Security Instruments.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having more than fifty percent (50%) of the Commitments; and at any time while any Loans or LC Exposure is outstanding, Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Commitments and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Credit Parties in excess of a dollar amount equal to $50,000,000.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) the ability of the Credit Parties to perform any of their obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Contracts” means, individually or collectively as the context requires, each Material Gathering Contract, each Material Sales Contract, and each other contract set forth on Schedule 7.18.

“Material Disposition” means any Transfer of Property or series of related Transfers of property that yields gross proceeds to the Credit Parties in excess of a dollar amount equal to $50,000,000.

“Material Gathering Contract” means each gathering, treating or processing contract entered into by the Parent, the Borrower, or any Restricted Subsidiary that (a) if a fee-based contract, provides for aggregate payments to the Parent, the Borrower, or such Restricted Subsidiary during any 12 month period in excess of $30,000,000, and (b) if a percentage of proceeds contract, is reasonably anticipated to result in a share of proceeds retained by the Parent, the Borrower, or such Restricted Subsidiary for its own account during any 12 month period in excess of $30,000,000.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more of one or more Swap Agreements, of any one or more of the Parent, the Borrower, or their Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent, the Borrower, or their Restricted Subsidiaries in respect of any Swap Agreement at any time shall be the Swap Termination Value owed by the Parent, the Borrower, or their Restricted Subsidiaries, as applicable.

“Material Project” means any project of the Credit Parties (a) that has or will have Expansion Capital Expenditures attributable thereto in excess of $50,000,000, (b) for which construction or expansion of such project has commenced, (c) that is identified in a certificate delivered by the Borrower to the Administrative Agent not less than thirty (30) days prior to the delivery of the financial statements and compliance certificate pursuant to Section 8.01(a) or (b) and Section 8.01(c) for the first fiscal quarter for which the Borrower desires to commence inclusion of a Material Project Add-Back related to such project in EBITDA, which certificate includes the Material Project EBITDA Projection for such project and the Borrower’s good faith anticipated commercial operation date for such project, and (d) for which the Borrower has provided to the Administrative Agent, as the Administrative Agent may from time to time reasonably request, in each case in form and substance satisfactory to the Administrative Agent in its reasonable discretion, information regarding such project including, to the extent such information is applicable, updated status reports summarizing each Material Project currently under construction and covering original anticipated and current projected costs and Capital Expenditures (including information on actual costs to date) for such Material Project, the originally identified and current projected commercial operation date, volume commitments to such project, pricing arrangements, Swap Agreements relating to such project, the Borrower’s expectations as to the ability of third parties to perform under any contracts relating to utilization of such project, and any other aspect of such project as the Administrative Agent may reasonably request from time to time.

“Material Project Add-Back” means, with respect to any period for which EBITDA is calculated, the amount added in the calculation of EBITDA attributable to a particular Material Project, which amount shall equal with respect to a particular Material Project for such period:

(a) prior to the date on which a Material Project has achieved commercial operation (but including the fiscal quarter in which commercial operation commences), a percentage, equal to the then-current completion percentage of such Material Project as of the date of determination as reasonably determined by the Borrower, of the Material Project EBITDA Projection for such Material Project (net of any actual EBITDA attributable to such Material Project during such period); provided that if the actual commercial operation date for any Material Project does not occur by the originally scheduled commercial operation date for such project originally disclosed to the Administrative Agent by the Borrower, then the foregoing amount shall be reduced, for quarters ending after such originally scheduled commercial operation date to (but excluding) the first full quarter after the actual commercial operation date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(b) beginning with the first full fiscal quarter following the date on which commercial operation of a Material Project commences, and for the two immediately succeeding fiscal quarters, the Material Project EBITDA Projection for such Material Project (net of any actual EBITDA attributable to such Material Project during such period).

“Material Project EBITDA Projection” means, with respect to any Material Project, the Borrower’s good faith projection, based on binding and enforceable customer contracts providing for minimum volume or minimum revenue commitments relating to such project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, and other factors deemed appropriate by the Administrative Agent in its reasonable discretion, of the EBITDA that will be attributable to such Material Project during the first 12-month period following commencement of commercial operations of such Material Project, which projection and calculation thereof shall be reasonably acceptable to the Administrative Agent. After first providing such projection for any Material Project, the Borrower shall thereafter, until the end of the first 12-month period following commencement of commercial operations of such Material Project, re-evaluate such anticipated EBITDA quarterly and, if there is a material decrease or increase in such amount (as reasonably determined by the Borrower), the Borrower shall deliver an updated projection and calculation thereof which, if acceptable to the Administrative Agent, shall become and be deemed to be the “Material Project EBITDA Projection” for such Material Project for each calculation of EBITDA following the date on which such updated projection is delivered to the Administrative Agent until the next such re-evaluation.

“Material Sales Contract” means each sales contract entered into by the Parent, the Borrower or any other Restricted Subsidiary that provides for aggregate payments to the Parent, the Borrower or such other Restricted Subsidiary during any fiscal year of such party in excess of $30,000,000 after excluding payments over to third parties of payments due to them relating to the Hydrocarbon proceeds received under such sales contracts. To the extent, if any, that the Parent, the Borrower or a Restricted Subsidiary enters into any contract (other than a gathering, treating or processing contract) that requires such party to make payments during any fiscal year of such party in excess of $30,000,000 for Hydrocarbons purchased by such party under such contract, such contract will also be a “Material Sales Contract”.

“Maturity Date” means [●], 2024.

“Midstream Properties” means all tangible property used in (a) gathering, compressing, treating, processing and transporting natural gas, crude, condensate and natural gas liquids and other Hydrocarbons; (b) fractionating and transporting natural gas, crude, condensate and natural gas liquids and other Hydrocarbons; (c) marketing natural gas, crude, condensate and natural gas liquids and other Hydrocarbons; and (d) water distribution, supply, treatment and disposal services thereof, including, Gathering Systems, Processing Plants, storage facilities, surface leases, Rights of Way and servitudes related to each of the foregoing. Unless otherwise specified herein, “Midstream Properties” shall be deemed to refer to such properties owned or leased by the Credit Parties.

“Midstream Property Title Information” has the meaning assigned such term in Section 8.13(a).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (b) if the Borrower agrees to deliver Cash Collateral consisting of property other than cash or deposit account balances, an amount determined by the Administrative Agent and the Issuing Bank in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any owned real property or leased real property by any Credit Party which is subjected to the Liens created pursuant to the terms of the Security Instruments.

“Net Proceeds” means the aggregate cash proceeds received by a Credit Party in respect of any Asset Disposition, or Insurance and Condemnation Event, net of (a) the direct costs relating to such Asset Disposition, or Insurance and Condemnation Event (including legal, accounting and investment banking fees, underwriting, advisory and consulting fees, title and recording tax expenses and sales commissions paid to unaffiliated third parties, severance and associated costs, expenses, and charges of personnel and any relocation expenses incurred as a result of such Asset Disposition or Insurance and Condemnation Event, and commissions, discounts, and expenses incurred as a result of such Asset Disposition or Insurance and Condemnation Event), (b) taxes paid or payable as a result thereof (after taking into account any available and applicable tax credits or deductions and any tax sharing arrangements), (c) Debt (other than the Indebtedness) which is secured by a Lien upon any of the assets subject to such Asset Disposition or Insurance and Condemnation Event and which must be repaid as a result of such Asset Disposition or Insurance and Condemnation Event, (d) any reserve for sale price adjustment, indemnification, or retained liability obligations in respect of such Property or such Asset Disposition or Insurance and Condemnation Event established in accordance with GAAP, and (e) all distributions and other payments required to be made to minority interest holders in Subsidiaries or to holders of interests in such Property as a result of such Asset Disposition or Insurance and Condemnation Event.

“new Debt” has the meaning assigned to such term in the definition of “Permitted Refinancing Debt”.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OPA” has the meaning assigned to such term in the definition of “Environmental Laws”.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document; provided that, for the avoidance of doubt, “Other Taxes” shall not include Excluded Taxes.

“Parent” has the meaning set forth in the introductory paragraph hereto.

“Parent IPO” means the initial public offering of Equity Interests in the Parent on the NASDAQ Stock Market pursuant to the Registration Statement.

“Parent Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the Parent, dated as of [            ], as the same may be amended, restated or otherwise modified from time to time to the extent permitted under this Agreement.

“Participant” has the meaning set forth in Section 12.04(c).

“Participant Register” has the meaning set forth in Section 12.04(c).

“Permitted Acquisition” means any acquisition by the Borrower or any Restricted Subsidiary that is a Guarantor of all or substantially all of the business or a line of business (whether by the acquisition of Equity Interests, assets or any combination thereof) of any other Person (a “Permitted Acquisition Target”), in each case, if each such acquisition meets all of the following requirements:

(a) such acquisition is not a hostile or contested acquisition;

(b) the Parent and its Consolidated Restricted Subsidiaries shall be in compliance with Section 9.06 immediately after giving effect to such acquisition, and no other Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition and any Debt incurred in connection therewith;

(c) if such transaction is a merger or consolidation, the Borrower or a Restricted Subsidiary that is a Guarantor shall be the surviving Person and no Change in Control shall have been effected thereby; and

(d) if the acquisition consideration (excluding Equity Interests of the Parent) in connection with such acquisition exceeds $50,000,000, no less than three (3) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent, which notice shall include the proposed closing date of such acquisition and a compliance certificate for the most recent fiscal quarter end preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, compliance on a pro forma basis (as of the date of the acquisition and after giving effect thereto and any Debt incurred in connection therewith) with each covenant contained in Section 9.01 (provided, that, if the Borrower has delivered written notice electing to begin an Acquisition Period, the calculation of the Consolidated Total Leverage Ratio will be tested as if the Acquisition Period had been in effect as of the last day of the most recently ended fiscal quarter).

“Permitted Acquisition Target” has the meaning assigned to such term in the definition of “Permitted Acquisition”.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to repay, repurchase, redeem, defease, refund, replace, acquire or otherwise retire or refinance, all or part of any other Debt (the “Refinanced Debt”); provided that: (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any accrued and unpaid interest on such Refinanced Debt and any fees and expenses, including premiums, related to such exchange or refinancing; (b) such new Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and an average life no shorter than the average life of the Refinanced Debt; (c) such new Debt’s stated interest rate, fees, and premiums are on “market” terms; (d) such new Debt does not contain covenants that, taken as a whole, are materially more onerous to the Borrower and the Restricted Subsidiaries than those imposed by the Refinanced Debt; and (e) if the Refinanced Debt (or any guarantee thereof) is subordinated in right of payment to the Indebtedness (or, if applicable, the Guaranty and Security Agreement), then such new Debt (and any guarantees thereof) is subordinated in right of payment to the Indebtedness (or, if applicable, the Guaranty and Security Agreement) to at least the same extent as the Refinanced Debt or is otherwise subordinated on terms substantially reasonably satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo, as its prime rate in effect at its principal office in San Francisco; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by Wells Fargo as a general reference rate of interest, taking into account such factors as Wells Fargo may deem appropriate; it being understood that many of Wells Fargo’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Wells Fargo may make various commercial or other loans at rates of interest having no relationship to such rate.

“Processing Plants” means the Midstream Properties of the Credit Parties comprised of any processing plants owned or leased from time to time by any Credit Party that are used in the business of such Credit Party.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Qualified ECP Guarantor” means, in respect of any Swap Agreement, each Credit Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” has the meaning assigned to such term in the definition of “Environmental Laws”.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Permitted Refinancing Debt”.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Registration Statement” means the Form S-1 Registration Statement File No. 333-226645 initially filed by the Parent with the SEC on August 7, 2018, as amended prior to the Effective Date.

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Replacement Rate” has the meaning assigned such term in Section 5.06.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of (x) the Parent or the General Partner or (y) the Borrower, as applicable.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Parent, the Borrower, or any Restricted Subsidiary or any payment (whether in cash, securities or other Property and including any transfer of cash, securities, or other Property effected by division of any Person), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent, the Borrower, or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent, the Borrower, or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Parent that is not an Unrestricted Subsidiary, including the Borrower.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans plus such Lender’s LC Exposure at such time.

“Rights of Way” has the meaning set forth in Section 7.16(b).

“Rolling Period” means (a) for the fiscal quarters ending on June 30, 2019, September 30, 2019 and December 31, 2019, the period commencing on April 1, 2019 and ending on the last day of such applicable fiscal quarter and (b) for the fiscal quarter ending on March 31, 2020, and for each fiscal quarter thereafter, the period of four (4) consecutive fiscal quarters ending on the last day of such applicable fiscal quarter.

“S&P” means S&P Global Ratings and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (which are, as of the Effective Date: Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned fifty percent (50%) or more, individually or in the aggregate, directly or indirectly, by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means, collectively, the Administrative Agent, the Issuing Banks, the Lenders, the Cash Management Providers and Secured Swap Parties, and “Secured Party” means any of them individually.

“Secured Swap Agreements” means any Swap Agreement between the Parent, the Borrower or any other Credit Party and any Person entered into prior to the time, or during the time, that such Person or its Affiliate is a Lender (including any Swap Agreement with such Person in existence prior to the date hereof), even if such Person subsequently ceases to be a Lender (or an Affiliate thereof) for any reason (any such Person, a “Secured Swap Party”).

“Secured Swap Obligations” means all amounts and other obligations owing to any Secured Swap Party under any Secured Swap Agreement; provided that, for the avoidance of doubt, if a Secured Swap Party ceases to be a Lender (or an Affiliate of a Lender), then the Secured Swap Obligations owing to such Secured Swap Party under any such Secured Swap Agreement shall not include any obligations arising from transactions entered into after the time that such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Party” has the meaning assigned to such term in the definition of “Secured Swap Agreement”.

“Security Instruments” means the Guaranty and Security Agreement, each Control Agreement, mortgages, deeds of trust, and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Parent, the Borrower, any other Guarantor, or any other Person (other than Secured Swap Agreements, Cash Management Agreements and participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior Notes” means any unsecured senior or senior subordinated Debt securities (whether registered or privately placed) issued pursuant to a Senior Notes Indenture.

“Senior Notes Indenture” means any indenture among the Parent or the Borrower, as issuer, the guarantors party thereto, if any, and the trustee named therein, pursuant to which the Senior Notes are issued, as the same may be amended or supplemented in accordance with Section 9.04(b).

“Statutory Reserve Rate” means, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, managers or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Parent and/or one or more of its Subsidiaries and (b) any partnership of which the Parent or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Parent (including the Borrower).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, including any such obligation comprised of a guaranty or a security interest or other Lien.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Total Debt” means, at any date, all Debt of the Parent, the Borrower, and the Consolidated Restricted Subsidiaries, on a consolidated basis, excluding (a) non-cash obligations under ASC 815 and (b) Debt under clauses (i) and (j) of the definition thereof.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments, (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty and Security Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments, and (c) with respect to the Parent, the consummation of the Parent IPO on the Effective Date.

“Transfer” means to sell, assign, convey or otherwise transfer Property (including any transfer that is effected through the statutory division of a Person); provided that Transfer does not include the grant, creation or perfection of a Lien.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“USA PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(g)(ii)(B)(3).

“Unadjusted EBITDA” means, for any period, (a) EBITDA for such period (without giving effect to the limitation on the amount of Material Project Add-Backs contained in the proviso at the end of the first sentence of the definition of “EBITDA”) minus (b) the aggregate amount of Material Project Add-Backs for such period.

“Unrestricted Subsidiary” means any Subsidiary of the Parent (a) designated as such on Schedule 7.14 on the Effective Date (as updated with any written disclosures provided in writing to the Administrative Agent in accordance with and subject to the terms hereof, including, as applicable, Section 9.17), (b) which the Parent or the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.17, or (c) that is a subsidiary of an Unrestricted Subsidiary; provided that in no event may the Borrower be designated as an Unrestricted Subsidiary.

“Wells Fargo” has the meaning set forth in the introductory paragraph hereto.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Parent or one or more of the Wholly-Owned Subsidiaries or are owned by the Parent and one or more of the Wholly-Owned Subsidiaries.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including”, (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, and (g) any reference to “the Borrower and the Restricted Subsidiaries” or “the Borrower and the Subsidiaries” shall be construed to mean “the Borrower and the other Restricted Subsidiaries” or the “Borrower and the other Subsidiaries”, as applicable, and (h) any reference to “the Issuing Bank” shall mean “the Issuing Banks”, “any Issuing Bank”, or “such Issuing Bank”, as appropriate in such context. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except (a) that, notwithstanding GAAP, Parent’s and the Borrower’s accounting treatment of capital leases and operating leases shall be consistent with the Parent’s and the Borrower’s accounting treatment thereof as was in effect on December 15, 2018, and (b) for changes in which Parent’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding anything herein to the contrary, unless otherwise expressly stated, for the purposes of calculating any of the ratios tested under Section 9.01 (including testing of such ratios at other times to the extent required under this Agreement), and the components of each of such ratios, all Unrestricted Subsidiaries, and their subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any Unrestricted Subsidiary or any of its subsidiaries to the Parent, the Borrower or any other Restricted Subsidiary, which shall be deemed to be income to the Parent, the Borrower or such other Restricted Subsidiary when actually received by it.

Section 1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of LIBO Rate.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. If requested by a Lender, the Loans made by such Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, and, in the case of any Lender party hereto as of the date of this Agreement, such Note shall be dated as of the date of this Agreement, or in the case of any Lender that becomes a party hereto pursuant to an Assignment and Assumption or an Additional Lender Certificate, such Note shall be dated as of the effective date of such Assignment and Assumption or Additional Lender Certificate, as applicable, payable to such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed. In the event that any Lender’s Commitment increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall, upon request of such Lender, deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed, against return to the Borrower of the Note so replaced. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or e-mail (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the Business Day of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e). Each such telephonic or e-mail Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, or facsimile to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone or e-mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic or e-mail Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic/e-mail and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings; Funding by Lenders.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Houston, Texas and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Termination, Reduction and Increase of Commitments.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Commitments are terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Commitments.

(i) The Borrower may at any time terminate, or from time to time reduce, the aggregate Commitments; provided that (A) each reduction of the aggregate Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, and (B) the Borrower shall not terminate or reduce the aggregate Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04, the total Revolving Credit Exposures would exceed the total Commitments.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the aggregate Commitments under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Commitments shall be permanent and may not be reinstated. Each reduction of the aggregate Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c) Optional Increase in Commitments.

(i) Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Commitments then in effect by increasing the Commitments of a Lender or by causing a Person that is acceptable to the Administrative Agent that at such time is not a Lender to become a Lender (an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be the Borrower or an Affiliate of a Borrower.

(ii) Any increase in the Commitments shall be subject to the following additional conditions:

(A) such increase shall not be less than $25,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the aggregate amount of all such increases in the Commitments would exceed $400,000,000;

(B) no Default shall have occurred and be continuing on the effective date of such increase;

(C) on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrower pays compensation required by Section 5.02;

(D) no Lender’s Commitment may be increased without the consent of such Lender;

(E) the pro forma Consolidated Total Leverage Ratio as of the effective date of such increase (calculated in a manner reasonably acceptable to the Administrative Agent) does not exceed the applicable maximum ratio for the last day of the fiscal quarter in which such increase occurs as set forth in Section 9.01(a) assuming that, for purposes of calculating the Consolidated Total Leverage Ratio as of such date, the Lenders have made Loans to the Borrower in an aggregate amount equal to the amount of the aggregate Commitments (including the amount of the increase in the Commitments on such date);

(F) if the Borrower elects to increase the Commitments by increasing the Commitments of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit G (an “Commitment Increase Certificate”); and

(G) if the Borrower elects to increase the Commitments by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500, and the Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Commitment, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower, the Additional Lender and/or the Administrative Agent.

(iii) Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid compensation required by Section 5.02): (A) the amount of the Commitments shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Commitments.

(iv) Upon its receipt of a duly completed Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.06(c)(ii) and the Administrative Questionnaire referred to in Section 2.06(c)(ii), if applicable, the Administrative Agent shall accept such Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the Commitments shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).

(v) Upon any increase in the Commitments pursuant to this Section 2.06, Annex I to this Agreement shall be deemed amended to reflect the Commitment of each Lender (including any Additional Lender) as thereby increased and any resulting changes in the Lenders’ Applicable Percentages.

Section 2.07 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period in an aggregate amount not to exceed (i) with respect to any individual Issuing Bank, such Issuing Bank’s Individual LC Commitment or (ii) with respect to all Issuing Banks, the Aggregate LC Commitment. In the event of any direct or indirect inconsistency between the terms and conditions of this Agreement and the terms and conditions of any letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund, in each case in violation of Sanctions, any activity or business of or with any Sanctioned Person, or involving any country or territory that, at the time of such funding, is a Sanctioned Country or (B) in any other manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator, in either case, with jurisdiction over the Issuing Bank, shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Governmental Requirement relating to the Issuing Bank or any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally under similar circumstances for similarly situated borrowers; provided that, notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver (or transmit by electronic communication, including facsimile, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.07(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation by the Borrower that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the total LC Exposure shall not exceed the Aggregate LC Commitment, (ii) the aggregate maximum face amount of Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Individual LC Commitment and (iii) the total Revolving Credit Exposures shall not exceed the total Commitments. No Issuing Bank will issue a Letter of Credit if, after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the total LC Exposure would exceed the Aggregate LC Commitment or (ii) the total Revolving Credit Exposures would exceed the total Commitments.

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any direct or indirect conflict between such application or any Letter of Credit Agreement and the terms of this Agreement, the terms of this Agreement shall control.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date fifteen (15) months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, fifteen (15) months after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that any Letter of Credit may provide for the renewal thereof for additional periods, each of which shall not exceed fifteen (15) months (which shall in no event extend beyond the date referred to in clause (c)(ii) above).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.07(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.07(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The failure of any Lender to purchase participations in Letters of Credit required to be purchased by it shall not relieve any other Lender of its obligations hereunder; provided that each Lender’s obligations under this Section 2.07(d) are several and no Lender shall be responsible for any other Lender’s failure to purchase its respective participations in Letters of Credit as required.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on the Business Day immediately following the day that the Borrower receives such notice; provided that if such LC Disbursement is not less than $1,000,0000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.07(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.07(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.07(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.07(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.07(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by e-mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.07(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.07(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.07(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank, which written agreement shall set forth such successor Issuing Bank’s Individual LC Commitment. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.07(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Parent, the Borrower or any Restricted Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.07(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any Restricted Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the obligations of the Borrower and the Guarantors under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments, if any, shall be made at the option and sole discretion of the Administrative Agent, but subject to the consent (not to be unreasonably withheld) of the Borrower, and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and any Restricted Subsidiary under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

Section 2.08 Cash Collateral.

(a) Defaulting Lenders. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Bank with respect to such Defaulting Lender (determined after giving effect to Section 2.09(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount. The Borrower may use proceeds of Borrowings for the provision of Cash Collateral (so long as no Default or Event of Default exists).

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Exposure, to be applied pursuant to subsection (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, within 2 Business Days upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.08 or Section 2.09 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Bank shall no longer be required to be held as Cash Collateral pursuant to this Section 2.08 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.09, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.09 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Banks with respect to such Defaulting Lender in accordance with Section 2.08; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.08; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such

Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure are held by the Lenders pro rata in accordance with the Commitment under the Agreement without giving effect to Section 2.09(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.09(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.09.

(C) With respect to any commitment fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Applicable Percentage of the aggregate Commitments. Subject to Section 12.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.09.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under this Agreement (without giving effect to Section 2.09(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then all Loans outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or email as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone or e-mail (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of the Commitments pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.07(j).

(ii) The Borrower shall prepay the outstanding principal amount of Loans in amounts equal to one hundred percent (100%) of the aggregate Net Proceeds from any Asset Disposition. Such prepayments shall be made within one (1) Business Day after the date of receipt of the Net Proceeds of any such Asset Disposition by such Credit Party; provided that so long as no Event of Default has occurred and is continuing, no prepayments of aggregate Net Proceeds from Asset Dispositions shall be required hereunder to the extent such Net Proceeds are used to (A) acquire other assets useful in the ordinary course of the business of the Credit Parties, (B) fund Expansion Capital Expenditures, or (C) make Permitted Acquisitions, in each case, within three hundred sixty (360) days after receipt of such Net Proceeds by the Credit Parties, or such longer period of time as may be agreed to by Majority Lenders; provided, however, that any portion of the Net Proceeds not actually reinvested within the applicable time period shall be prepaid in accordance with this Section 3.04(c).

(iii) [Reserved].

(iv) The Borrower shall prepay the outstanding principal amount of Loans in an amount equal to one hundred percent (100%) of the aggregate Net Proceeds from any Insurance and Condemnation Event received by any Credit Party. Such prepayments shall be made within one (1) Business Day after the date of receipt of Net Proceeds of any such Insurance and Condemnation Event by such Credit Party; provided that, so long as no Event of Default has occurred and is continuing, no prepayments of aggregate Net Proceeds from Insurance and Condemnation Events shall be required hereunder to the extent such Net Proceeds are used to (A) acquire other assets useful in the ordinary course of the business of the Credit Parties, (B) fund Expansion Capital Expenditures, or (C) make Permitted Acquisitions, in each case, within three hundred sixty (360) days after receipt of such Net Proceeds by the Credit Parties, or such longer period of time as may be agreed to by Majority Lenders; provided, however, that any portion of the Net Proceeds not actually reinvested within the applicable time period shall be prepaid in accordance with this Section 3.04(c).

(v) A mandatory prepayment under this Section 3.04(c) shall not reduce the aggregate Commitments.

(d) Prepayments in General.

(i) Unless otherwise elected by the Borrower, each prepayment of Borrowings pursuant to this Section 3.04 shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(ii) Each prepayment of Borrowings pursuant to this Section 3.04 shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04 shall be accompanied by accrued interest to the extent required by Section 3.02.

(iii) Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure (during the continuation of an Event of Default, such participation fee shall increase by 2% per annum over the then applicable rate), (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure attributable to such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure attributable to such Issuing Bank, provided that in no event shall any such fee for any such Issuing Bank be less than $500 during any calendar year, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Other Fees. The Borrower agrees to pay to the Administrative Agent, for its own account and for the account of each Lender, as applicable, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.07(d), Section 2.07(e), or Section 4.02, or otherwise hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage (without giving effect to Section 2.09(a)(iv)) of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

ARTICLE V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01 Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject any recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03 Taxes.

(a) Defined Terms. For purposes of this Section 5.03, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or a Guarantor, as applicable, shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03), the amounts received with respect to this Agreement equal the sum which would have been received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the written direction of the Administrative Agent timely reimburse it for, Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by the Borrower or a Guarantor, as applicable, or required to be withheld or deducted from a payment to the Administrative Agent or a Lender, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower and the Guarantors to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole, but reasonable, discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

Section 5.04 Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, if it becomes unlawful for any Lender or its applicable lending office to make Eurodollar Loans or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, in each case, as described in Section 5.05, or while a Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

Section 5.06 Alternate Rate of Interest. If the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (a) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (b) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (in consultation with, and approval by, the Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 5.06. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including Section 12.02(b)), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Majority Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects). To the extent the Replacement Rate is approved by the Administrative Agent and the Borrower in connection with this Section 5.06, the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).

ARTICLE VI

Conditions Precedent

Section 6.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent, the Arrangers and the Lenders shall have received all arrangement, upfront and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b) The Administrative Agent shall have received a certificate of a Responsible Officer of the Parent or the General Partner (on behalf of itself and the Parent), the Borrower and each other Guarantor setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of the Parent, the Borrower or such other Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Parent or the General Partner (on behalf of the Parent), the Borrower, or such other Guarantor (A) who are authorized to sign the Loan Documents to which the Parent, the Borrower, or such other Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the partnership agreement, the limited liability company agreement, the articles or certificate of incorporation and by-laws or other applicable organizational documents of the General Partner, the Parent, the Borrower, and such Guarantor, certified as being true and complete as of the date of such certificate. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower and such Guarantor to the contrary.

(c) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Parent, the General Partner, the Borrower, and each Guarantor.

(d) The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the Effective Date.

(e) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f) To the extent requested by a Lender, the Administrative Agent shall have received duly executed Notes payable to each Lender in a principal amount equal to its Commitment dated as of the date hereof.

(g) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty and Security Agreement, the mortgages, and the other Security Instruments described on Exhibit E. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i) be reasonably satisfied that the Security Instruments create first priority, perfected Liens on substantially all of the assets of the Borrower and the Guarantors; and

(ii) have received certificates, together with undated stock powers for such certificates, representing all of the issued and outstanding certificated Equity Interests held by the Borrower of each of the Restricted Subsidiaries (direct or indirect), if any, and all of the issued and outstanding certificated Equity Interests held by the Parent of the Borrower, if any.

(h) The Administrative Agent shall have received an opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to the Credit Parties, in form and of substance acceptable to the Administrative Agent.

(i) The Administrative Agent shall have received a certificate of insurance coverage of the Credit Parties evidencing that the Credit Parties are carrying insurance in accordance with Section 7.12.

(j) The Administrative Agent shall have received satisfactory title information as the Administrative Agent may reasonably require with respect to the status of title to the Midstream Properties of the Credit Parties.

(k) The Administrative Agent shall be reasonably satisfied with the environmental condition of the Midstream Properties of the Credit Parties.

(l) The Administrative Agent shall have received the financial statements referred to in Section 7.04(a).

(m) The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Parent, the Borrower and the other Restricted Subsidiaries, other than Liens permitted by Section 9.03.

(n) The Administrative Agent shall have reviewed and be satisfied with the Parent’s and Restricted Subsidiaries’ capital structure and financing plan, and shall have performed and be satisfied with such other due diligence regarding the Parent, the Restricted Subsidiaries and their Properties as the Administrative Agent may require.

(o) The Administrative Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, (i) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” rules and anti-money laundering laws and regulations, including but not restricted to the USA PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(p) No material litigation, arbitration or similar proceeding shall be pending or threatened which calls into question the validity or enforceability of this Agreement, the other Loan Documents or the Transactions.

(q) The Parent IPO shall have been consummated in accordance with the Registration Statement and the certificate of formation and other organizational documents of the Parent, as they may be amended from time to time to the extent permitted hereunder, with the Parent receiving minimum proceeds from the public issuance of its Equity Interests in connection therewith in an aggregate amount at least equal to $400,000,000, and the Administrative Agent shall have received certified copies of the Registration Statement and all amendments thereto.

(r) None of the Credit Parties shall have any Debt for borrowed money outstanding after giving effect to the Transactions (other than any Loans hereunder and, to the extent constituting Debt for borrowed money, Capital Leases).

(s) The Administrative Agent shall have received (i) a certificate of a Responsible Officer of the Parent or the General Partner certifying as to a true, correct and complete list, as of the date of such certificate, of all “Buildings” (as defined by the applicable Flood Insurance Regulations) located on real property that is subject to Liens created by the Security Instruments, (ii) a life of loan flood hazard determination with respect to all such Buildings, or such other evidence reasonably satisfactory to the Lenders that such Buildings are not then located in a flood hazard area, (iii) if such real property is located in a special flood hazard area, evidence of flood insurance in such amounts as are acceptable to the Administrative Agent and required under applicable Flood Insurance Regulations, and (iv) such other certificates or notices reasonably required by the Administrative Agent to facilitate compliance with any applicable Flood Insurance Regulations, each in form and substance reasonably satisfactory to the Administrative Agent (the items listed in the foregoing clauses (i) through (iv), collectively, the “Flood Deliverables”).

(t) The Administrative Agent shall have received a closing certificate of a Responsible Officer of the Borrower, dated as of the Effective Date, confirming on behalf of the Credit Parties that (i) the representations and warranties of the Parent, the Borrower, and the other Restricted Subsidiaries in this Agreement or any of the other Loan Documents, as applicable, are true and correct, (ii) no Default or Event of Default then exists, (iii) since December 31, 2018, nothing has occurred which has had a Material Adverse Effect, and (iv) the Credit Parties have received all consents and approvals required by Section 7.03.

(u) After giving effect to any initial Borrowings made on the Effective Date, the Consolidated Total Leverage Ratio shall not exceed 3.00 to 1.00.

(v) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or reasonably satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Parent, the Borrower, or any other Restricted Subsidiary shall be in form and substance reasonably satisfactory to the

Administrative Agent. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., Houston, Texas time, on May 14, 2019 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(c) The representations and warranties of the Parent, the Borrower and the other Restricted Subsidiaries set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (or, if already qualified by materiality, Material Adverse Effect or a similar qualification, true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.

(d) The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.07(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Parent and the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (c).

ARTICLE VII

Representations and Warranties

Each of the Parent and the Borrower represents and warrants to the Lenders that, after giving effect to the Effective Date:

Section 7.01 Organization; Powers. Each of the Parent, the Borrower, and each Restricted Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within the Parent’s, the Borrower’s, and each other Guarantor’s corporate, limited liability company, partnership, or other organizational powers and have been duly authorized by all necessary organizational action and, if required, action by any holders of their Equity Interests. Each Loan Document to which the Parent, the Borrower, and each other Guarantor is a party has been duly executed and delivered by such Person and constitutes a legal, valid and binding obligation of the Parent, the Borrower, or such other Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of Equity Interests or any class of directors, managers, or supervisors, as applicable, whether interested or disinterested, of the Parent, the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Instruments and financing statements as required by this Agreement, (b) will not violate any applicable law or regulation or the charter, by-laws, limited partnership agreement, limited liability company agreements or other organizational documents of the Borrower or any Restricted Subsidiary or any order of any Governmental Authority, (c) will not result in a default under any indenture, agreement or other instrument binding upon the Parent, the Borrower, or any Restricted Subsidiary or their respective Properties, or give rise to a right thereunder to require any payment to be made by the Parent, the Borrower, or any Restricted Subsidiary, and (d) will not result in the creation or imposition of any Lien on any Property of the Parent, the Borrower, or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Parent has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as set forth in the Registration Statement, including its audited consolidated balance sheet and related statements of operations, owners’ equity and cash flows as of the end of and for the fiscal year ended December 31, 2018. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its Consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2018, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c) As of the date hereof, the Parent, the Borrower, and the Restricted Subsidiaries have no material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements, and except those that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Parent and the Restricted Subsidiaries taken as a whole.

Section 7.05 Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority, including the FERC or any equivalent state regulatory agency, pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting the Parent, the Borrower or any Restricted Subsidiary (a) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (b) that involve any Loan Document or the Transactions.

Section 7.06 Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the Parent and the Restricted Subsidiaries and each of their respective Properties and their operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b) the Parent and the Restricted Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and neither the Parent nor any Restricted Subsidiary has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Parent’s and the Borrower’s knowledge, threatened against the Parent or any Restricted Subsidiary or any of their respective Properties or as a result of any operations at their Properties;

(d) none of the Properties of the Parent or any Restricted Subsidiary contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; or (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e) there has been no Release or, to the Parent’s and the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from any of Parent’s or the Restricted Subsidiaries’ Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and none of such Properties are adversely affected by any Release or, to the Parent’s or Borrower’s knowledge, threatened Release of a Hazardous Material originating or emanating from any other real property;

(f) neither the Parent nor any of the Restricted Subsidiaries have received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Parent’s or the Restricted Subsidiaries’ Properties and, to the Parent’s and the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice;

(g) there has been no exposure of any Person or property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Parent’s or the Restricted Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation; and

(h) the Parent and the Borrower have made available to Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Parent’s and the Borrower’s or the Restricted Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

Section 7.07 Compliance with Laws and Agreements; No Defaults.

(a) Each of the Parent, the Borrower, and each of the Restricted Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) None of the Parent, the Borrower, or any Restricted Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Parent or any Restricted Subsidiaries to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Parent or any Restricted Subsidiaries or any of their Properties are bound.

(c) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. None of the Parent, the Borrower, or any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each of the Parent, the Borrower, and the Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent, the Borrower, or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent, the Borrower, and the Restricted Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Parent and the Borrower, adequate. No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10 ERISA.

(a) The Parent, the Borrower, each of the Restricted Subsidiaries, and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could reasonably be expected to result in imposition on the Parent, the Borrower, any Restricted Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) material breach of fiduciary duty liability damages under section 409 of ERISA.

(d) Full payment when due has been made of all amounts which the Borrower, any Restricted Subsidiary or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e) None of the Parent, the Borrower, any Restricted Subsidiary, nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such Plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Parent, the Borrower, Restricted Subsidiary, or ERISA Affiliate, as applicable, in its sole discretion at any time without any material liability.

(f) None of the Parent, the Borrower, any Restricted Subsidiary, nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 7.11 Disclosure; No Material Misstatements. The Parent, the Borrower, and each Restricted Subsidiary has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of the Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Parent, the Borrower, or any Restricted Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Borrower or any Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Parent, the Borrower, or any Restricted Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby.

Section 7.12 Insurance. The Parent, the Borrower, and each Restricted Subsidiary has, and has caused all of their Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Parent, the Borrower, and each Restricted Subsidiary. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as lender loss payee with respect to Property loss insurance. No Credit Party owns any Building or material

Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation), in either case subject to a mortgage lien of any Security Instrument, for which such Credit Party has not delivered to the Administrative Agent evidence or confirmation reasonably satisfactory to the Administrative Agent that (i) such Credit Party maintains flood insurance for such Building or Manufactured (Mobile) Home that is acceptable to the Administrative Agent or (ii) such Building or Manufactured (Mobile) Home is not located in a special flood hazard area.

Section 7.13 Restriction on Liens. Except as permitted by Section 9.15, none of the Parent, the Borrower, or any Restricted Subsidiary is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent for the benefit of the Secured Parties on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Parent has no Subsidiaries. Schedule 7.14 (as updated with any written disclosures provided in writing to the Administrative Agent in accordance with and subject to the terms hereof, including, as applicable, Section 9.17) identifies each Subsidiary as either Restricted or Unrestricted, and each Restricted Subsidiary on such schedule is a Wholly-Owned Subsidiary.

Section 7.15 Location of Business and Offices. Each of the Parent’s and the Borrower’s jurisdiction of organization is the State of Delaware; the name of the Parent as listed in the public records of its jurisdiction of organization is “Rattler Midstream LP”; and the organizational identification number of the Parent in its jurisdiction of organization is 6912951; the name of the Borrower as listed in the public records of its jurisdiction of organization is “Rattler Midstream Operating LLC”; and the organizational identification number of the Borrower in its jurisdiction of organization is 5577244 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(l) in accordance with Section 12.01). The Parent’s and the Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(l) and Section 12.01(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(l)).

Section 7.16 Properties; Titles, Etc.

(a) Except for Immaterial Title Deficiencies, the Parent, the Borrower and the Restricted Subsidiaries have good and defensible title to the Rights of Way (as defined below), the Deeds (as defined below), and/or other property interests in all of their material real and personal Property. All such Property is free and clear of all Liens except Liens permitted by Section 9.03.

(b) The Gathering Systems are covered by valid and subsisting recorded fee deeds, leases, easements, rights of way, servitudes, permits, licenses and other similar instruments and agreements (collectively, “Rights of Way”) in favor of the Parent, the Borrower or any other applicable Restricted Subsidiary (or their predecessors in interest), except where the failure of the Gathering Systems to be so covered, individually or in the aggregate, (i) does not interfere with the ordinary conduct of business of the Parent, the Borrower, or any Restricted Subsidiary, (ii) does not materially detract from the value or the use of the portion of the Gathering Systems that are not covered and (iii) could not reasonably be expected to have a Material Adverse Effect.

(c) The Rights of Way establish continuous land rights for the Gathering Systems and grant the Parent, the Borrower or any applicable Restricted Subsidiary (or their predecessors in interest) the right to construct, operate and maintain the Gathering Systems in, over, under, or across the land covered thereby in the same way that a reasonably prudent owner and operator would construct, operate and maintain similar assets and, if applicable, in the same way as the Parent, the Borrower and any applicable Restricted Subsidiary have constructed, operated and maintained the Gathering Systems prior to the Effective Date; provided, however, (i) some of the Rights of Way granted to the Parent, the Borrower or such applicable Restricted Subsidiary (or their predecessors in interest) by private parties and Governmental Authorities are revocable at the right of the applicable grantor, (ii) some of the Rights of Way cross properties that are subject to liens in favor of third parties that have not been subordinated to the Rights of Way, and (iii) some Rights of Way are subject to certain defects, limitations and restrictions; provided, further, none of the limitations, defects, and restrictions described in clauses (i), (ii) and (iii) above, individually or in the aggregate, (A) materially interfere with the ordinary conduct of business of the Parent, the Borrower, or any Restricted Subsidiary, (B) materially detract from the value or the use of the portion of the Gathering Systems that are covered or (C) could reasonably be expected to have a Material Adverse Effect.

(d) Each Processing Plant is or will be located on lands covered by fee deeds, real property leases, surface use agreements, or other instruments (collectively, “Deeds”) in favor of the Parent, the Borrower, or any applicable Restricted Subsidiary (or their predecessors in interest) and their respective successors and assigns. The Deeds grant the Parent, the Borrower, or any applicable Restricted Subsidiary (or their predecessors in interest) the right to construct, operate, and maintain such Processing Plant on the land covered thereby in the same way that a reasonably prudent owner and operator would construct, operate and maintain similar assets.

(e) All Rights of Way and all Deeds necessary for the conduct of the business of the Parent, the Borrower, and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no breach, default or event or circumstance that, with the giving of notice or the passage of time or both, would constitute a default under any such Rights of Way or Deeds that could reasonably be expected to have a Material Adverse Effect.

(f) The rights and Properties presently owned, leased or licensed by the Parent, the Borrower, or any Restricted Subsidiary, including all Rights of Way and Deeds, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their businesses in all material respects in the same manner as such businesses have been conducted prior to the date hereof.

(g) Neither the businesses nor the Properties of the Parent, the Borrower, or the Restricted Subsidiaries is affected in any manner that could reasonably be expected to have a Material Adverse Effect as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

(h) No eminent domain proceeding or taking has been commenced or, to the knowledge of the Parent, the Borrower, and/or the Restricted Subsidiaries, is contemplated with respect to all or any portion of the Midstream Properties, except for any such proceedings or takings which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(i) No portion of the Midstream Properties has, as of the date of this Agreement, suffered any material damage by fire or other casualty loss except that which has heretofore been repaired or replaced or is in the process of being repaired or replaced, except for any such loss in respect of which the Parent, the Borrower, and the Restricted Subsidiaries are in compliance with their obligations to make the prepayments required on account of a casualty loss as and when required under Section 3.04(c).

(j) The Parent, the Borrower, or the Restricted Subsidiaries, as applicable, own, or are licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to their business, and the use thereof by the Parent, the Borrower, or any Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 7.17 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the offices, plants, gas processing plants, pipelines, improvements, fixtures, equipment, and other Property owned, leased or used by the Parent, the Borrower, or any Restricted Subsidiary in the conduct of its business are (a) being maintained in a state adequate to conduct normal operations, (b) in good operating condition, subject to ordinary wear and tear, and routine maintenance or repair, (c) sufficient for the operation of such business as currently conducted, and (d) in conformity with all Governmental Requirements relating thereto.

Section 7.18 Material Contracts. Schedule 7.18 hereto contains a complete list, as of the Effective Date, of all Material Contracts, including all amendments thereto. All such Material Contracts are in full force and effect on the Effective Date. Neither the Parent, nor the Borrower nor any Restricted Subsidiary is in breach under any Material Contract in any way that could reasonably be expected to have a Material Adverse Effect, and to the knowledge of the Parent and the Borrower, no other Person that is party thereto is in breach under any Material Contract in any way that could reasonably be expected to have a Material Adverse Effect. None of the Material Contracts prohibit the transactions contemplated under the Loan Documents. Except as shown in Schedule 7.18 hereto, each of the Material Contracts is currently in the name of, or has been assigned to the Parent, the Borrower, or a Restricted Subsidiary (with the consent or acceptance of each other party thereto if and to the extent that such consent or acceptance is required thereunder), and a security interest in each of the Material Contracts may be granted to the Administrative Agent. The Borrower has delivered to the Administrative Agent a complete and current copy of each Material Contract existing on the Effective Date.

Section 7.19 Swap Agreements and Qualified ECP Guarantor. Schedule 7.19, as of the date hereof, and after the date hereof, each report required to be delivered by the Parent and the Borrower pursuant to Section 8.01(f), sets forth, a true and complete list of all Swap Agreements of the Parent, the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement. As of the Effective Date, the Parent and the Borrower will be Qualified ECP Guarantors.

Section 7.20 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) to fund capital expenditures, (b) to finance working capital, (c) for general company purposes, (d) pay fees and expenses related to the Loan Documents and (e) distributions permitted by Section 9.04. The Parent, the Borrower, and the Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.21 Solvency. After giving effect to the transactions contemplated hereby (including any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit from time to time), (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Parent, the Borrower, and the Restricted Subsidiaries, on a consolidated basis, will exceed the aggregate Debt of the Parent, the Borrower, and the Restricted Subsidiaries on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Parent, the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each such Person and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Parent, the Borrower, and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.22 Anti-Corruption Laws and Sanctions; USA PATRIOT Act. Each of the Parent and the Borrower has implemented and maintains in effect such policies and procedures, if any, as it reasonably deems appropriate, in light of its business and international activities (if any), that are reasonably designed to ensure compliance by the Parent and its Subsidiaries and their respective directors, officers, employees and agents acting in their respective capacity as such with applicable Anti-Corruption Laws and applicable Sanctions, and the Parent and its Subsidiaries and, to the knowledge of the Parent and the Borrower, their respective directors, officers, employees and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent and its Subsidiaries, or any of their respective directors, officers or employees, or (b) to the knowledge of the Parent and the Borrower, any agent of the Parent or any Subsidiary that will act in such capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any applicable Anti-Corruption Law or applicable Sanctions. The information and documentation provided is true, correct and complete in order to identify the Parent, the Borrower, and each Restricted Subsidiary for purposes of Section 12.16.

Section 7.23 FERC. To the extent, if any, that any portion of the Gathering Systems is a common carrier pipeline transporting crude in interstate commerce subject to the jurisdiction of the FERC (an “Interstate Pipeline”):

(a) The Interstate Pipeline has rates on file with the FERC to perform interstate gathering of crude, and to the knowledge of the Parent and the Borrower, no provision of the tariff containing such rates is unduly discriminatory or preferential.

(b) Each Credit Party is in compliance, in all material respects, with all rules, regulations and orders of the FERC applicable to such Interstate Pipeline.

(c) As of the date of this Agreement, no Credit Party is liable for any material refunds or interest thereon as a result of an order from the FERC.

(d) Each applicable Credit Party’s report, if any, on Form 6 filed with the FERC complies as to form with all applicable legal requirements and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements therein not misleading.

(e) Without limiting the generality of Section 7.07(a) of this Agreement, as of the date of this Agreement and on each date the representation and warranty in this Section 7.23(e) is made, no additional material certificate, license, permit, consent, authorization or order is required by any Credit Party from the FERC to construct, own, operate and maintain any such Interstate Pipeline or to transport crude on such Interstate Pipeline under existing contracts and agreements.

Section 7.24 State Regulation. Each Credit Party is in compliance, in all material respects, with all rules, regulations and orders of all rules, regulations and orders of any State agency with jurisdiction to regulate its Midstream Properties, and as of the date of this Agreement, no Credit Party is liable for any refunds or interest thereon as a result of an order from any such State agency.

Section 7.25 Title to Hydrocarbons. No Credit Party has title to any of the Hydrocarbons which are transported and distributed through the Gathering Systems, except pursuant to agreements under which the relevant Credit Party does not have any exposure to commodity price volatility as a result of having title to such Hydrocarbons.

Section 7.26 Flood Insurance Related Matters. Except as set forth on Schedule 7.26 as it may be supplemented from time to time by delivery of a written notice to the Administrative Agent, no Mortgage encumbers improved real property that contains Buildings or Manufactured (Mobile) Homes (as those terms are defined in applicable Flood Insurance Regulations). The Credit Parties have obtained flood insurance in accordance with Section 8.07 with respect to each Building constituting Mortgaged Property that is located in a special flood hazard area.

Section 7.27 EEA Financial Institutions. Neither the Parent, the Borrower, nor any of their respective Subsidiaries is an EEA Financial Institution.

Section 7.28 Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certificate is true and correct in all respects.

ARTICLE VIII

Affirmative Covenants

Beginning on the Effective Date, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Parent and the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Parent will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Parent, commencing with the fiscal year ending December 31, 2019, its audited consolidated balance sheet and related statements of operations, owners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (if financial statements of the Parent exist for such previous fiscal year), all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that the filing with the SEC by the Parent of such annual financial statements of the Parent and its Consolidated Subsidiaries shall satisfy the requirements of this Section 8.01(a) to the extent such annual financial statements include the information specified herein).

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, owners’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (if financial statements of the Parent exist for such previous fiscal year), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the filing with the SEC by the Parent of such quarterly financial statements of the Parent and its Subsidiaries shall satisfy the requirements of this Section 8.01(b) to the extent such quarterly financial statements include the information specified herein).

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Annual Budget. Within 120 days after January 1 of each year, an annual operating budget for the Parent and the Restricted Subsidiaries for such year, including the projected cash flow of the Borrower and the Restricted Subsidiaries and the assumptions used in calculating such projections, the projected Capital Expenditures to be incurred by the Parent and the Restricted Subsidiaries, and such other information as may be reasonably requested by the Administrative Agent.

(e) Certificate of Financial Officer – Reconciling Information. At any time (i) all of the Consolidated Subsidiaries of the Parent are not Consolidated Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Parent and (ii) the financial statements delivered pursuant to Section 8.01(a) or Section 8.01(b) are not prepared in accordance with Section 1.05 with respect to capital leases and operating leases, then concurrently with any such delivery of financial statements, a certificate of a Financial Officer setting forth and certifying as to internally prepared financial statements reflecting the accounting treatment of capital leases and operating leases pursuant to Section 1.05.

(f) Certificate of Financial Officer – Swap Agreements. If the Borrower or any Restricted Subsidiary has any existing Swap Agreements at such time, concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such quarter, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.19, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(g) Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if reasonably requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(h) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Parent, the Borrower or any Restricted Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Parent, the Borrower or any such Restricted Subsidiary, and a copy of any response by the Parent, the Borrower or any such Restricted Subsidiary, or the board of directors or other appropriate governing body of the Parent, the Borrower or any such Restricted Subsidiary, to such letter or report.

(i) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent, the Borrower or any Restricted Subsidiary with the SEC, or with any national securities exchange, or distributed by the Parent to its common unitholders generally, as the case may be (it being understood that the filing with the SEC or any such securities exchange by the Parent of such reports, proxy statements, and other materials filed by the Parent, the Borrower, or a Restricted Subsidiary shall satisfy the requirements of this Section 8.01(i) to the extent such reports, proxy statements, and other materials include the information specified herein).

(j) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(k) Notice of Material Insurance and Condemnation Events and Material Asset Dispositions. Promptly after the occurrence of any Insurance and Condemnation Event or Asset Disposition, in either case involving Net Proceeds in an aggregate amount in excess of $50,000,000, notice of such Insurance and Condemnation Event or Asset Disposition that reasonably describes such Insurance and Condemnation Event or Asset Disposition, as applicable.

(l) Information Regarding Borrower and Guarantors. Prompt written notice of (and in any event within thirty (30) days thereafter) any change (i) of the Borrower’s or any Guarantor’s corporate name or any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower’s or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower’s or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower’s or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower’s or any Guarantor’s federal taxpayer identification number.

(m) Notice of Certain Changes. Promptly, but in no event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws or any other organic document of the Parent, the Borrower, or any Restricted Subsidiary.

(n) Notice of Swap Agreement Modifications. Prompt written notice of any amendment to or other modification of any Swap Agreement or the terms thereof since the delivery of the last certificate pursuant to Section 8.01(f) (including a summary of the terms of such amendment or modification and the net mark-to-market value therefor).

(o) Other Requested Information. Promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Parent, the Borrower, or any Restricted Subsidiary (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money laundering laws and the Beneficial Ownership Regulation.

(p) Regulatory Notices. Promptly, but in any event within five (5) Business Days after receipt thereof by any Credit Party, a copy of any form of notice, summons, citation, proceeding or order received from the FERC asserting jurisdiction over any material portion of the Gathering Systems.

(q) Issuance of Senior Notes and Permitted Refinancing Debt. In the event the Parent or the Borrower decides to issue Senior Notes or any Permitted Refinancing Debt as contemplated by Section 9.02(g), two (2) Business Days prior written notice of such offering therefor, the amount thereof and the anticipated date of closing and a copy of the preliminary offering memorandum (if any) and the final offering memorandum (if any) and any other material documents relating to such offering of Senior Notes or such Permitted Refinancing Debt and whether such issuance of Debt is intended to Redeem any Senior Notes.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Parent, the Borrower, any Subsidiary or any Affiliate of the foregoing not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) [reserved];

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e) any change in the information provided in any relevant Beneficial Ownership Certification delivered hereunder that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Parent and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Midstream Properties are located or the ownership of its Properties requires such qualification, except (other than with respect to preserving and keeping in full force and effect the legal existence of the Parent and the Borrower) where the failure to do or cause to be done such things, in each case, could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04 Payment of Obligations. The Parent and the Borrower will, and will cause each Restricted Subsidiary to, pay its material obligations, including Tax liabilities of each such Person before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of such Person.

Section 8.05 Performance of Obligations Under Loan Documents. The Parent and the Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06 Operation and Maintenance of Properties. The Parent and the Borrower, at its own expense, will, and will cause each Restricted Subsidiary to:

(a) operate its Midstream Properties and other material Properties or cause such Midstream and other material Properties to be operated in a careful manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Midstream Properties and other material Properties, including, without limitation, all equipment, machinery and facilities, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Midstream Properties and other material Properties, except, in each case, where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) maintain or cause the maintenance of the interests and rights (i) which are reasonably necessary to maintain the Rights of Way for the Gathering Systems and to maintain the other Midstream Properties, and (ii) which individually or in the aggregate, could, if not maintained, reasonably be expected to have a Material Adverse Effect.

(e) subject to Excepted Liens, maintain the Gathering Systems within the confines of the Rights of Way without material encroachment upon any adjoining property and maintain the Processing Plants within the boundaries of the Deeds and without material encroachment upon any adjoining property.

(f) maintain existing rights of ingress and egress reasonably necessary to permit the Credit Parties to inspect, operate, repair, and maintain the Gathering Systems and the other Midstream Properties to the extent that failure to maintain such rights, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; provided that the Credit Parties may hire third parties to perform these functions.

(g) maintain all material agreements, licenses, permits, and other rights required for any of the foregoing described in this Section 8.06 in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder which could result in a termination or loss thereof, except any such failure to pay or default that could not reasonably, individually or in the aggregate, be expected to cause a Material Adverse Effect.

(h) to the extent the Parent, the Borrower or any Restricted Subsidiary is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.06, but failure of the operator so to comply will not constitute a Default or an Event of Default hereunder.

Section 8.07 Insurance. The Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” or “lender loss payees” and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Administrative Agent. With respect to each portion of the real Property (other than any portion of the Gathering System) owned by the Parent, the Borrower, or any other Credit Party on which any Building is located, the Parent and the Borrower will, and will cause each other Credit Party to, (a) obtain flood insurance in such total amount as the applicable Flood Insurance Regulations may require, if at any time such “Building” is located on any such real Property in a special flood hazard area such that flood insurance is required under the applicable Flood Insurance Regulations, and (b) otherwise comply with all Flood Insurance Regulations applicable to any such real Property.

Section 8.08 Books and Records; Inspection Rights. The Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09 Compliance with Laws. The Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to them or their Property, including all Anti-Corruption Laws and applicable Sanctions, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce such policies and procedures, if any, as it reasonably deems appropriate, in light of its businesses and international activities (if any), that are reasonably designed to ensure compliance by the Borrower, its Subsidiaries and each of their respective directors, officers, employees and agents acting in their respective capacity as such with applicable Anti-Corruption Laws and applicable Sanctions.

Section 8.10 Environmental Matters.

(a) The Parent and the Borrower each shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Restricted Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Restricted Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or the Restricted Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws and industry practice because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or the Restricted Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Restricted Subsidiary to establish and implement, such policies of environmental audit and compliance as may be necessary to determine and assure that the Borrower’s and the Restricted Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Parent and the Borrower will promptly, but in no event later than five days after becoming aware thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Parent, the Borrower, or the Restricted Subsidiaries or their Properties of which the Parent or the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Parent or the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $50,000,000 not fully covered by insurance, subject to normal deductibles.

(c) In connection with any acquisition by any Credit Party of any Midstream Property, other than an acquisition of additional interests in Midstream Properties in which the Borrower or any Restricted Subsidiary previously held an interest, to the extent the Parent or such Restricted Subsidiary obtains or is provided with same, the Parent and the Borrower will, and will cause each other Restricted Subsidiary to, promptly following the Parent’s or such Restricted Subsidiary’s obtaining or being provided with the same, deliver to the Administrative Agent such final and non-privileged material environmental reports of such Midstream Properties as are reasonably requested by the Administrative Agent.

Section 8.11 Further Assurances.

(a) The Parent and the Borrower at their sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Parent, the Borrower or any of the Restricted Subsidiaries, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.

(b) Each of the Parent and the Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Parent, the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each of the Parent and the Borrower, and, by executing any Security Instrument, each other Credit Party, acknowledges and agrees that any such financing statement may describe the Collateral as “all assets” of the applicable Credit Party or words of similar effect as may be required by the Administrative Agent.

Section 8.12 Compliance with Agreements. The Parent and the Borrower will, and will cause each other Restricted Subsidiary to, comply with all agreements, contracts and instruments binding on it or affecting their Properties or business, including the Material Contracts, except to the extent that such noncompliance could not reasonably be expected to have a Material Adverse Effect.

Section 8.13 Title Information; Flood Deliverables.

(a) If the Parent, the Borrower, or any other Credit Party acquires any material (as reasonably determined by the Administrative Agent) Midstream Properties, the Borrower shall, or shall cause such other Credit Party to, concurrently with its delivery of additional Security Instruments pursuant to Section 8.14(a), provide to the Administrative Agent, with respect to such Midstream Properties, reasonable title information such that the Administrative Agent shall have such title information for the Midstream Properties of the Borrower and the other Credit Parties that is satisfactory to it in all material respects in its reasonable exercise of its credit judgment as a senior secured lender, in each case, subject to Immaterial Title Deficiencies (such title information, collectively, “Midstream Property Title Information”). The Borrower shall, within thirty (30) days of notice from the Administrative Agent (or such longer period as the Administrative Agent may agree in its sole discretion) objecting to title defects or exceptions that are not Excepted Liens and that exist with respect to such additional Midstream Properties, or asserting that title information is missing, in each case, other than with respect to any Immaterial Title Deficiencies, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) that are not permitted by Section 9.03 raised by such information, or (ii) deliver additional title information to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, Midstream Property Title Information on the Midstream Properties of the Parent, the Borrower, and the other Credit Parties. For the avoidance of doubt, the Credit Parties shall have no obligation to cure any title defects or exceptions that constitute Immaterial Title Deficiencies or that are Excepted Liens or otherwise permitted under Section 9.03.

(b) The Parent or the Borrower shall, or shall cause such other Credit Party to, in connection with, but reasonably prior to and in accordance with the following sentence, its delivery of additional Security Instruments pursuant to Section 8.14(a), provide to the Administrative Agent the applicable Flood Deliverables with respect to any real property that will be subject to such additional Security Instruments. To the extent any such real property to be mortgaged is subject to the provisions of the Flood Insurance Regulations, upon the earlier of (i) ten (10) Business Days from the date the Flood Deliverables are provided to the Lenders and (ii) receipt of notice from each Lender that such Lender has completed all necessary diligence with respect to compliance with the Flood Insurance Regulations, the Administrative Agent may permit execution and delivery of the applicable Mortgage in favor of the Administrative Agent.

Section 8.14 Additional Collateral; Additional Guarantors.

(a) (i) Within sixty (60) days (or such longer period as the Administrative Agent may agree in its sole discretion) after (A) the consummation by any Credit Party of a Material Acquisition and (B) each semi-annual period ending on June 30 or December 31, beginning with the period beginning on the date hereof and ending on June 30, 2019, and (ii) the closing date of any Permitted Acquisition, the Borrower shall cause the Credit Parties to provide to the Administrative Agent, without duplication, copies of all recorded Deeds and Rights of Way with respect to its Midstream Properties or other real properties that have been received or otherwise acquired by any Credit Party as a result of such Material Acquisition or Permitted Acquisition or during such period, as applicable, and, subject to the limitations in Section 8.14(d), to execute and deliver mortgages or other applicable Security Instruments on such Midstream Properties, other real properties, Deeds and Rights of Way in favor of the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent. In connection with the foregoing, to the extent reasonably requested by the Administrative Agent, for owned real property assets having an individual fair market value or purchase price, as applicable, in excess of $25,000,000, subject to the limitations in Section 8.14(d), the Borrower shall deliver, or shall cause to be delivered, (x) title and extended coverage insurance covering such real property subject to the additional Security Instruments in an amount equal to the purchase price of such interest in real property (or such other lesser amount as shall be reasonably specified by the Administrative Agent), as well as a current ALTA survey thereof, together with a surveyor’s certificate, (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Security Instruments, but only to the extent obtainable by the Borrower through the use of commercially reasonable efforts and without the payment of any fee, charge or other costs (other than de minimis fees, charges or other costs paid to the third-party providers of such consents or estoppels) by the Borrower in connection therewith, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, and (z) legal opinions, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(b) The Parent and the Borrower shall (i) cause each Restricted Subsidiary that is not a party to the Guaranty and Security Agreement to, promptly, but in any event no later than thirty (30) days after the formation or acquisition (or similar event) of such Restricted Subsidiary, execute and deliver a supplement to the Guaranty and Security Agreement, (ii) pledge, or cause the applicable Restricted Subsidiary or Restricted Subsidiaries to pledge, all of the Equity Interests of such new Restricted Subsidiary (including, without limitation, delivery of any stock certificates evidencing the Equity Interests of such Restricted Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof, if applicable) and (iii) execute and deliver, and cause each Restricted Subsidiary to execute and deliver, such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c) Subject to Section 8.18, the Parent and the Borrower will in connection with any deposit account, commodities account, or any securities account (other than an Excluded Account for so long as it is an Excluded Account) established, held or maintained by a Credit Party after the Effective Date, cause such deposit account, commodities account, or securities account (in each case, other than an Excluded Account for so long as it is an Excluded Account) to be subject to a Control Agreement within thirty (30) days of the establishment thereof or longer if the Administrative Agent approves in its sole discretion and at all times thereafter. Notwithstanding the foregoing, for each deposit or securities account that becomes a deposit or securities account of a Restricted Subsidiary as a result of a Permitted Acquisition (in each case, other than Excluded Accounts), the Parent Guarantor will, by no later than sixty (60) days after the date of such Permitted Acquisition or such later date as the Administrative Agent may agree in its sole discretion, either (a) cause such account to be subject to a Control Agreement, or (b) close such account and transfer any funds therein to an account that otherwise meets the requirements of this Section 8.14.

(d) Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) as of the Effective Date, no Building (as defined in the applicable Flood Insurance Regulations), Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations), or the land situated under any such Building or Manufactured (Mobile) Home that is owned by any Credit Party is included in the Collateral and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Instrument, other than, in each case, the Headquarters Building and (ii) other than the Headquarters Building, the Credit Parties shall not be required to mortgage any Building or Manufactured (Mobile) Home, or the lands situated under any such Building or Manufactured (Mobile) Home, unless and until the aggregate fair market value of all such unmortgaged Buildings, Manufactured (Mobile) Homes, and the unmortgaged land situated under such Buildings and Manufactured (Mobile) Homes exceeds $25,000,000 (in which case the Credit Parties shall promptly cause the aggregate fair market value of such unmortgaged Buildings, Manufactured (Mobile) Homes, and unmortgaged land situated underneath such unmortgaged Buildings and Manufactured (Mobile) Homes to become less than $25,000,000 by delivering the applicable and requisite Security Instruments and Flood Deliverables in accordance with Section 8.13(b)); provided, that the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, permit to exist any Lien on any unmortgaged Building, Manufactured (Mobile) Home or the unmortgaged land situated underneath any such unmortgaged Building or Manufactured (Mobile) Home except the Excepted Liens and any other Liens permitted under Section 9.03 hereof (other than Section 9.03(d)).

Section 8.15 ERISA Compliance. The Parent and the Borrower will promptly furnish and will cause Restricted Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (b) immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Parent, the Borrower, the Restricted Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action such Person is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.16 Unrestricted Subsidiaries. The Parent and the Borrower:

(a) will cause the management, business and affairs of each of the Parent, the Borrower and the Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Parent, the Borrower and the other Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation or limited liability company will be treated as an entity separate and distinct from the Parent and the Restricted Subsidiaries.

(b) will not, and will not permit any of the other Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries, other than non-recourse pledges of Equity Interests in Unrestricted Subsidiaries granted to secure Debt of Unrestricted Subsidiaries.

(c) will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, the Parent, the Borrower, or any other Restricted Subsidiary.

Section 8.17 Commodity Exchange Act Keepwell Provisions. Each of the Parent and the Borrower, to the extent that it is a Qualified ECP Guarantor, hereby guarantees the payment and performance of all Indebtedness of each Credit Party (other than itself) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Credit Party (other than itself) in order for such Credit Party to honor its obligations under the Guaranty and Security Agreement including obligations with respect to Swap Agreements (provided, however, that the Parent and the Borrower, to the extent each is a Qualified ECP Guarantor, shall only be liable under this Section 8.17 for the maximum amount of such liability that can be hereby incurred (a) without rendering its obligations under this Section 8.17, or otherwise under this Agreement or any Loan Document, as it relates to such other Credit Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount and (b) without rendering such Credit Party liable for amounts to creditors, other than the Secured Parties, that such Credit Party would not otherwise have made available to such creditors if this Section 8.17 was not in effect). The obligations of the Parent and the Borrower, to the extent each is a Qualified ECP Guarantor, under this Section 8.17 shall remain in full force and effect until all Indebtedness is paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Lenders’ Commitments are terminated. Each of the Parent and the Borrower that is a Qualified ECP Guarantor intends that this Section 8.17 constitute, and this Section 8.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.18 Post-Closing Delivery of Control Agreements. Notwithstanding the requirements set forth in Section 8.14(c), with respect each deposit account, commodities account, and securities account of the Credit Parties in existence on the Effective Date (other than, in each case, Excluded Accounts), the Parent, the Borrower and each Restricted Subsidiary shall, no later than the sixtieth (60th) calendar day after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), deliver to the Administrative Agent duly executed Control Agreements in accordance with and to the extent required by the Guaranty and Security Agreement or close such account and transfer any funds therein to an account that otherwise meets the requirements of this Section 8.18.

Section 8.19 Further Provisions Relating to Control Agreements. Each Control Agreement that is a deposit account control agreement will provide that the depositary bank will comply with instructions originated by the Administrative Agent directing dispositions of funds in the deposit account without further consent by the applicable Credit Party. Each Control Agreement that is a securities account control agreement will provide that the securities intermediary will comply with entitlement orders originated by the Administrative Agent without further consent by the applicable Credit Party. The Administrative Agent agrees that it shall not issue any such instructions or entitlement orders or otherwise exercise any control right granted under any such Control Agreement unless (a) an Event of Default of the type set forth in Sections 10.01(a), (b), (f), (g), (h), (i), or (j) has occurred or (b) the Notes and the Loans then outstanding have become due and payable in whole (and not merely in part), whether at the due date thereof, by acceleration or otherwise.

ARTICLE IX

Negative Covenants

Beginning on the Effective Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent and the Borrower each covenant and agree with the Lenders that:

Section 9.01 Financial Covenants.

(a) Consolidated Total Leverage Ratio.

(i) Prior to the time that the Financial Covenant Election is made, the Parent and the Borrower will not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2019, the Consolidated Total Leverage Ratio to be greater than:

(A) for the last day of any fiscal quarter during an Acquisition Period, 5.50 to 1.00; or

(B) for the last day of any other fiscal quarter, 5.00 to 1.00.

(ii) Commencing with the last day of the fiscal quarter, if any, in which the Financial Covenant Election is made (but in no event prior to June 30, 2019), the Parent and the Borrower will not permit, as of the last day of any fiscal quarter, the Consolidated Total Leverage Ratio to be greater than 5.25 to 1.00.

(b) Consolidated Senior Secured Leverage Ratio. Commencing with the last day of the fiscal quarter, if any, in which the Financial Covenant Election is made (but in no event prior to June 30, 2019), the Parent and the Borrower will not permit, as of the last day of any fiscal quarter, the Consolidated Senior Secured Leverage Ratio to be greater than 3.50 to 1.00.

(c) Interest Coverage Ratio. The Parent and the Borrower will not permit as of the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2019, the Consolidated Interest Coverage Ratio to be less than 2.50 to 1.00.

Section 9.02 Debt. The Parent and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, incur, create, assume or suffer to exist any Debt, except:

(a) the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents.

(b) (i) Debt of the Borrower and its Restricted Subsidiaries existing on the date hereof that is reflected in the Financial Statements and any Permitted Refinancing Debt in respect thereof and (ii) Debt of any Permitted Acquisition Target outstanding at the time of such Permitted Acquisition and any Permitted Refinancing Debt in respect thereof, if, in the case of this clause (ii), (A) no Default or Event of Default has occurred and is then continuing, (B) no Default or Event of Default would result from the incurrence of such Debt after giving effect on a pro forma basis to the incurrence of such Debt (and any concurrent repayment of Debt with the proceeds of such incurrence, if any), (C) the Parent and the Borrower are in pro forma compliance with the financial covenants contained in Section 9.01 after giving effect to the incurrence of such Debt, and (D) such Debt was not incurred by such Permitted Acquisition Target in connection with such Permitted Acquisition.

(c) Debt under Capital Leases and purchase money financings in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding.

(d) Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Midstream Properties.

(e) intercompany Debt between the Borrower and any Guarantor or between Guarantors to the extent permitted by Section 9.05(f); provided that (i) such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or a Guarantor and (ii) any such Debt shall be subordinated to the Indebtedness on terms set forth in the Guaranty and Security Agreement.

(f) endorsements of negotiable instruments for collection in the ordinary course of business.

(g) unsecured Senior Notes of the Parent or the Borrower and any guarantees thereof and any unsecured Permitted Refinancing Debt and any guarantees thereof; provided that (i) at the time of incurring such Senior Notes or Permitted Refinancing Debt, (A) no Default or Event of Default has occurred and is then continuing and (B) no Default or Event of Default would result from the incurrence of such Senior Notes or Permitted Refinancing Debt, as applicable, after giving effect on a pro forma basis to the incurrence of such Senior Notes or Permitted Refinancing Debt (and any concurrent repayment of Debt with the proceeds of such incurrence, if any), (ii) the Parent and the Borrower are in pro forma compliance with the financial covenants contained in Section 9.01 after giving effect to the issuance of such Senior Notes, (iii) such Senior Notes or Permitted Refinancing Debt, as applicable, does not have any scheduled principal amortization prior to the date that is one hundred eighty (180) days after the Maturity Date, (iv) such Senior Notes or Permitted Refinancing Debt does not mature sooner than the date that is one hundred eighty (180) days after the Maturity Date, and (v) such Senior Notes or Permitted Refinancing Debt does not have any mandatory prepayment or redemption provisions (other than customary change of control and asset sale tender offer provisions) that would require a mandatory prepayment or redemption in priority to the Indebtedness.

(h) Debt consisting of the financing of insurance premiums incurred in the ordinary course of business.

(i) Debt permitted by Section 8.16(b).

(j) other Debt not to exceed $100,000,000 in the aggregate at any one time outstanding.

Section 9.03 Liens. The Parent and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any of their Properties (now owned or hereafter acquired), except:

(a) (i) Liens securing the payment of any Indebtedness and (ii) Liens on cash or deposits granted in favor of the Issuing Bank to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit.

(b) Excepted Liens.

(c) Liens securing Debt permitted by Section 9.02(c) but only on the Property under lease or acquired with the proceeds of such Debt, and all improvements, repairs, additions, attachments and accessions thereto, parts, replacements and substitutions therefor, and products and proceeds thereof.

(d) other Liens securing obligations that in the aggregate do not exceed $20,000,000.

(e) Liens arising under an indenture in favor of the trustee thereunder for its own benefit and not for the benefit of the holders of Debt under such indenture.

(f) Liens on cash, cash equivalents and other property arising in connection with the defeasance, discharge or redemption of Debt.

(g) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto.

(h) Liens on Equity Interests in Unrestricted Subsidiaries.

(i) Liens on assets of any Permitted Acquisition Target at the time of such Permitted Acquisition; provided that (i) such Liens were not incurred in connection with or contemplation of such Permitted Acquisition, (ii) the Liens do not apply to any other property or assets of the Parent, the Borrower, or any other Restricted Subsidiary other than improvements, additions, repairs, attachments and accessions thereto, construction thereon, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor and products and proceeds thereof, (iii) the Debt secured thereby does not exceed one hundred percent (100%) of the aggregate book value of such assets of the Permitted Acquisition Target at the time of such Permitted Acquisition, and (iv) the aggregate amount of Debt secured thereby does not exceed $20,000,000.

Section 9.04 Dividends, Distributions and Redemptions; Repayment of Senior Notes and Amendment to Terms of Senior Notes.

(a) Restricted Payments. The Parent and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, return any capital to its holders of Equity Interests or make any distribution of its Property to its Equity Interest holders without the prior approval of the Majority Lenders, except that:

(i) the Borrower may declare and make distributions to Diamondback and its wholly owned Subsidiaries that are holders of Equity Interests in the Borrower on the Effective Date, or within thirty-five (35) days thereafter, in an amount not to exceed the amount of equity proceeds contributed to the Borrower from the Parent from the net proceeds of the Parent IPO;

(ii) the Parent may declare and make cash distributions to the holders of Class B Equity Interests in the Parent in an aggregate amount not to exceed $20,000 in any calendar quarter;

(iii) the Parent may declare and make cash distributions to the General Partner in an aggregate amount not to exceed $20,000 in any calendar quarter;

(iv) the Parent and the Borrower may declare and pay dividends and distributions to their equity holders, if and to the extent that (A) such dividend or distribution is paid within sixty-five (65) days after the date of declaration thereof, (B) as of the date of such declaration, no Default or Event of Default existed, and (C) as of the date of such declaration, if such dividend or distribution had been paid as of such date of declaration, no Default or Event of Default would have existed;

(v) the Parent and the Restricted Subsidiaries may declare and pay dividends or distributions with respect to their Equity Interests payable solely in additional Equity Interests (other than Disqualified Capital Stock);

(vi) any Restricted Subsidiary of the Parent may declare and pay dividends or distributions ratably with respect to its Equity Interests;

(vii) the Parent and the Restricted Subsidiaries may declare and make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, employees, directors, and consultants of the Parent and its Subsidiaries; and

(viii) the Parent may declare and pay dividends or distributions consisting of Equity Interests in Unrestricted Subsidiaries.

(b) Redemption of Senior Notes; Amendment of Indenture. The Parent and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, prior to the date that is 91 days after the Maturity Date:

(i) make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem whether in whole or in part any Senior Notes in cash, in each case other than:

(A) Redemptions made in exchange for, or from the proceeds of, Permitted Refinancing Debt; and

(B) Redemptions made from the proceeds of the sale or issuance of Equity Interests by the Parent or the Borrower if no Default or Event of Default has occurred and is continuing or would exist after giving effect to such Redemption.

(ii) amend, modify, waive or otherwise change any of the terms of any Senior Notes or any indenture, agreement, instrument, certificate or other document relating to any Senior Notes incurred under Section 9.02(g) if after such amendment, waiver or change such Senior Notes would no longer qualify as Senior Notes.

Section 9.05 Investments, Loans and Advances. The Parent and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, make or permit to remain outstanding any Investments in or to any Person (whether by division or otherwise), except that the foregoing restriction shall not apply to:

(a) accounts receivable arising in the ordinary course of business.

(b) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(c) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(d) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(e) deposits in money market funds investing exclusively in Investments described in Section 9.05(b), Section 9.05(c) or Section 9.05(d).

(f) Investment made by a Guarantor or the Borrower in or to a Guarantor or the Borrower.

(g) subject to the limits in Section 9.06, Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or one of the Restricted Subsidiaries with others in the ordinary course of business; provided that (i) no Default or Event of Default exists at the time of, or would exist after making any such Investment, any such venture is engaged exclusively in activities described in Section 9.06(a) through (h), (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $50,000,000.

(h) loans or advances to employees, officers or directors in the ordinary course of business of the Parent or the Borrower as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $1,000,000 in the aggregate at any time.

(i) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any of the Restricted Subsidiaries as a result of a bankruptcy or other insolvency proceeding of the obligor or in lieu thereof in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any Restricted Subsidiary; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(i) exceeds $2,000,000 (measured by consideration paid at the time such Investment is received).

(j) Permitted Acquisitions and Investments owned by any Permitted Acquisition Target at the time of such Permitted Acquisition.

(k) other Investments in an aggregate amount at any time outstanding not to exceed the greater of (i) $150,000,000 and (ii) 10% of Consolidated Net Tangible Assets, in each case under this subsection (k) measured by consideration paid at the time such Investment is made, less returns of invested capital (as opposed to returns on account of invested capital) subsequently received in respect of such Investment.

(l) guarantees of Debt permitted by Section 9.02(a), (g), or (j).

(m) to the extent constituting an Investment, Swap Agreements permitted under Section 9.16 and guarantees thereof.

(n) Investments in EPIC and Gray Oak, subject to (i) both prior to and after giving pro forma effect thereto, (A) no Default or Event of Default has occurred and is continuing, (B) the Consolidated Total Leverage Ratio does not exceed 4.50 to 1.00, and (C) Availability is not less than 10.0% of the total Commitments and (ii) the Credit Parties pledging the Equity Interests in EPIC and Gray Oak that such applicable Credit Parties acquire to the extent permitted by the applicable organizational documents of the owner of EPIC and the owner of Gray Oak.

(o) Investments in the form of deposits or advances that are subject to Excepted Liens.

(p) Investments in the form of the disposition of Equity Interests in an Unrestricted Subsidiary (and any Equity Interests received in exchange for such disposition).

Section 9.06 Nature of Business; International Operations. The Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, engage (directly or indirectly) in any primary line of business other than: (a) gathering, dehydrating or compressing natural gas, crude, condensate, natural gas liquids and other Hydrocarbons; (b) treating, processing, fractionating or transporting natural gas, crude, condensate or natural gas liquids or the fractionated products thereof and other Hydrocarbons; (c) storing natural gas, crude, condensate, natural gas liquids or the fractionated products thereof and other Hydrocarbons; (d) marketing natural gas, crude, condensate, natural gas liquids or the fractionated products thereof and other Hydrocarbons; (e) water distribution, storage, supply, treatment and disposal services; (f) gathering, distributing, marketing, treating, processing, transporting, storing, disposing of, and otherwise handling, Hydrocarbons, water, sand, minerals, chemicals or other products or substances commonly created, used, recovered, produced, consumed or processed in the conduct of the oil and gas business; (g) building, acquiring and operating the facilities and equipment to do the foregoing; and (h) owning, leasing and managing office buildings. From and after the date hereof, the Parent, the Borrower and the other Restricted Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) to purchase or lease, or acquire Rights of Way in, any real Property not located within the geographical boundaries of the United States of America and they will not form or acquire any Foreign Subsidiaries.

Section 9.07 Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.20. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action that might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Borrower will not request any Borrowing or

Letter of Credit, and the Borrower shall not use, and shall procure that the Subsidiaries and its or their respective directors, officers, employees and agents acting in their respective capacities as such shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws in any material respect, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or involving any Sanctioned Country in each case, in violation of Sanctions or (c) in any manner that would knowingly result in the violation of any Sanctions.

Section 9.08 ERISA Compliance. The Parent and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Parent, the Borrower, a Restricted Subsidiary or any ERISA Affiliate could be subjected to either a material civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a material tax imposed by Chapter 43 of Subtitle D of the Code.

(b) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Parent, the Borrower, a Restricted Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

(c) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan.

(d) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such Plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 9.09 Sale or Discount of Receivables. Except for receivables obtained by the Parent, the Borrower or any Restricted Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Parent and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.10 Mergers, Etc. The Parent and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions and including by statutory division of such Person) all or substantially all of its Property to any other Person, except that (a) the Borrower or any Restricted Subsidiary may merge or consolidate with, or sell, lease or otherwise dispose of all or substantially all of its Property to, the Borrower or any Restricted Subsidiary, and any Restricted Subsidiary may divide and (b) the Borrower or any Guarantor may merge with another Person in order to consummate a Permitted Acquisition or other Investment permitted by Section 9.05, but in each case under clauses (a) and (b), (i) in the case of a merger or division involving a Guarantor, a Guarantor must be the surviving entity or the Person created as a result of such division must become a Guarantor in accordance with Section 8.14, as applicable, and (ii) notwithstanding clause (i), in the case of a merger involving the Borrower, the Borrower must be the surviving entity.

Section 9.11 Asset Dispositions. The Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition except for Asset Dispositions that meet all of the following requirements:

(a) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition,

(b) the purchase price for such Asset Disposition shall be at fair market value (as reasonably determined by the board of directors (or comparable governing body) of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect),

(c) not less than 75% of the purchase price for such Asset Disposition shall be paid to the Parent and its Subsidiaries in the form of cash, cash equivalents or assets useful in the ordinary course of business of the Parent and its Subsidiaries by the transferee of any such assets or its Affiliates,

(d) such Asset Disposition is not a Transfer of Equity Interests in the Borrower,

(e) if such Asset Disposition is a Transfer of more than fifty percent (50%) of the common voting Equity Interests in a Restricted Subsidiary, either (i) such Asset Disposition shall include all of the common voting Equity Interests of such Restricted Subsidiary or (ii) any common voting Equity Interests in such Restricted Subsidiary that are not Transferred as part of such Asset Disposition shall be treated as an Investment for purposes of Section 9.05 and such Investment must be permitted under Section 9.05, and

(f) the fair market value of the Property Transferred pursuant to such Asset Disposition, when aggregated with all other Asset Dispositions made during such calendar year, does not exceed $75,000,000.

Notwithstanding the foregoing, a Credit Party may make an Asset Disposition of Equity Interests in, or other securities of, an Unrestricted Subsidiary. Following any Asset Disposition (including, without limitation, any Asset Disposition of the Equity Interests in, or other securities of, an Unrestricted Subsidiary), the Borrower must make any mandatory prepayment required in connection therewith under Section 3.04(c) if, as and when so required.

Section 9.12 Environmental Matters. The Parent and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, cause any of its Property to be in violation of, or do anything which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 9.13 Transactions With Affiliates.

(a) The Parent and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transaction is upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

(b) Notwithstanding subsection (a), the Parent, the Borrower and the other Restricted Subsidiaries may enter into and perform the following transactions:

(i) the payment of reasonable fees, compensation, and reimbursements or advances of reasonable and documented out-of-pocket expenses made or paid to or for the benefit of any employee, officer or director of the Parent, any of its Restricted Subsidiaries, the General Partner or Diamondback or any of its Subsidiaries, and any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business, and any customary indemnities permitted or required by bylaw, partnership agreement, LLC agreement, statutory provisions or any of the foregoing agreements, plans or arrangements and provisions for customary officers’ and directors’ liability insurance in the ordinary course of business;

(ii) transactions between or among the Parent and its Restricted Subsidiaries;

(iii) any issuance or sale of Equity Interests of the Parent or the Borrower;

(iv) the transactions permitted by Sections 9.04, 9.10, 9.11, or 9.15;

(v) the existence of, the entry into, and the performance by the Parent or any Restricted Subsidiary of its obligations under the terms of, (A) any agreement that is described in or contemplated by the Registration Statement under the heading “Certain Relationships and Related Party Transactions—Agreements with our Affiliates in Connection with the Transactions” and (B) any agreement constituting an amendment, supplement or other modification of an agreement referred to in clause (A), in each case if the terms of such agreement in this clause (B), taken as a whole, are not materially less favorable to the Parent and its Restricted Subsidiaries than the agreement referred to in clause (A) as determined by the board of directors (or such applicable governing body of the Parent or the applicable Restricted Subsidiary);

(vi) any transaction in which the Parent or any of its Restricted Subsidiaries delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of paragraph (a); and

(vii) transactions approved by the board of directors (or any conflicts committee thereof) of the General Partner in accordance with the Parent Partnership Agreement.

Section 9.14 Subsidiaries. The Parent and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b), to the extent required thereby. The Parent will not, and will not permit any Restricted Subsidiary to, (a) Transfer any Equity Interests in the Borrower or (b) Transfer any Equity Interests in any other Restricted Subsidiary except (i) to the Borrower or a Restricted Subsidiary that is a Guarantor or (ii) in compliance with Section 9.11. The Parent and the Borrower will not permit any Equity Interests of any Restricted Subsidiary to be directly owned by any Person other than the Borrower or a Restricted Subsidiary that is a Guarantor.

Section 9.15 Negative Pledge Agreements; Dividend Restrictions. The Parent and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the other Loan Documents, the agreements creating Liens permitted by Sections 9.03(c), (h) and (i), the instruments or agreements evidencing Senior Notes or any Permitted Refinancing Debt in respect thereof, any Debt permitted by Section 9.02(b)(ii), or any Swap Agreement permitted by Section 9.16, usual and customary restrictions on the pledge or transfer of equity interests in certain joint ventures, usual and customary restrictions in purchase and sale agreements relating to the Property subject thereof, restrictions on the granting of Liens contained in agreements subject to Excepted Liens, restrictions on the granting of Liens on the Equity Interests in Unrestricted Subsidiaries, restrictions in agreements of the types contemplated by Section 9.13(b), restrictions on the granting of Liens in licenses, easements, leases and gathering, processing, compression, transporting, fractionating, waste water treatment and other operational contracts entered into in the ordinary course of business, and restrictions on cash or other deposits or net worth imposed by customers and suppliers in the ordinary course of business) which in any material way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Restricted Subsidiary from paying dividends or making distributions to the Parent, the Borrower, or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith.

Section 9.16 Swap Agreements. The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, enter into any Swap Agreements with any Person other than Swap Agreements in respect of commodities or interest rates (a) with an Approved Counterparty and (b) that are entered into for the purpose of hedging exposure to interest rates or commodity price risk (including basis risk) or to reduce overall costs with respect to interest rates or commodity prices (including protection against changes in, and reduction of, costs that are directly or indirectly a function of, or correlated to, interest rates or commodity prices) and that are not for speculative purposes. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Parent, the Borrower or any other Restricted Subsidiary to maintain or post (other than pursuant to a Security Instrument) collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures.

Section 9.17 Designation of Restricted and Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary on Schedule 7.14 as of the date hereof or thereafter, in compliance with Section 9.17(b) or Section 9.17(d), any Person that becomes a Subsidiary of the Parent or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) The Parent may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary (other than the Borrower), including a newly or to be formed or newly or to be acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and immediately after giving effect, to such designation, no Default would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Parent’s and its Restricted Subsidiaries’ direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.05. Except as provided in this Section 9.17, no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.

(c) The Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Parent, the Borrower and the other Restricted Subsidiaries contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default exists, (iii) the Parent and the Borrower comply with the requirements of Section 8.14(b) and Section 8.16 and (iv) the Parent directly or indirectly owns all of the Equity Interests in such Subsidiary. Any such designation shall be treated as a cash dividend to the Parent or the Borrower in an amount equal to the lesser of (A) the fair market value of the Borrower’s and its Restricted Subsidiaries’ direct ownership interests in such Subsidiary and (B) the amount of the Parent or the Borrower’s and its Restricted Subsidiaries’ aggregate investment previously made for purposes of the limitation on Investments under Section 9.05. Upon the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, all Investments previously made in such Unrestricted Subsidiary shall no longer be counted in determining the limitation on Investments under Section 9.05(k).

(d) Each Subsidiary of an Unrestricted Subsidiary shall automatically be designated as an Unrestricted Subsidiary.

(e) Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Section 9.17, (i) such Subsidiary shall be automatically released from all obligations, if any, under the Loan Documents, including the Guaranty and Security Agreement and all other applicable Security Instruments and (ii) all Liens granted pursuant to the Guaranty and Security Agreement and all other applicable Security Instruments on the Property of, and the Equity Interests in, such Unrestricted Subsidiary shall be automatically released.

Section 9.18 Changes to Organizational Documents and Material Contracts. The Parent and the Borrower shall not, and shall not permit any other Credit Party to, (a) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its certificate of formation, limited liability company agreement, limited partnership agreement (including, without limitation, the Parent Partnership Agreement), articles of incorporation, bylaws, any preferred stock designation or any other organic document of such Person in any manner that would be adverse to the Lenders in any material respect (provided that any amendment, supplement or other modification to the conflicts rules and procedures or other provisions governing transactions with Affiliates thereunder shall be deemed to be material if adverse to the Lenders in any respect) or (b) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any Material Contract in any manner that would be adverse to the Lenders in any material respect.

Section 9.19 Permitted Activities of the Parent. The Parent covenants and agrees with the Administrative Agent and the Lenders that the Parent shall not (a) engage in any material operating or business activities other than (i) ownership of the Equity Interests in and Investments in the Borrower and other Subsidiaries (subject to clause (d) below), (ii) activities incidental to maintenance of its and its Subsidiaries’ existence and the management of their businesses (including the maintenance of the Parent’s existence as a master limited partnership), (iii) issuances and sales of Equity Interests (subject to clause (b) below), (iv) the incurrence and payment of taxes and professional fees, (v) activities incidental to the maintenance of the General Partner, (vi) transactions permitted under Sections 9.04, 9.10, 9.11, or 9.13, and (vii) as permitted in clause (c) below, (b) sell, transfer, assign, or otherwise dispose of its Equity Interests in the Borrower, (c) incur any Liens or Debt for borrowed money (other than those relating to the Loans hereunder or the Senior Notes), or (d) own or control any direct Subsidiaries (other than (x) the Borrower and (y) any direct Subsidiary that is formed as a shell corporation solely for the purpose of facilitating the issuance of Senior Notes pursuant to Section 9.02(g)).

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days.

(c) any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower, or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or, if already qualified by materiality, Material Adverse Effect or a similar qualification, true and correct in all respects).

(d) the Parent, the Borrower, or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(j), Section 8.01(l), Section 8.02, Section 8.03, Section 8.14, Section 8.16, Section 8.17, Section 8.18, Section 8.19, or in Article IX.

(e) the Parent, the Borrower, or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default.

(f) the Parent, the Borrower, or any other Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure continues beyond any applicable grace period.

(g) any event or condition (other than customary change of control or asset sale tender offer provisions of any Senior Notes Indenture or any agreement governing any Permitted Refinancing Debt which would require a mandatory prepayment or redemption of the Debt arising thereunder, and other than the delivery of a notice of voluntary prepayment or redemption to the extent permitted hereunder) occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Parent, the Borrower, or any other Restricted Subsidiary to make an offer in respect thereof.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower, or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower, or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) the Parent, the Borrower, or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower, or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any material action for the purpose of effecting any of the foregoing; or any holder of Equity Interests of the Parent (that owns greater than ten percent (10%) of its membership interests) or the Borrower shall make any request or take any action for the purpose of calling a meeting of the equity holders of the Parent or the Borrower to consider a resolution to dissolve and wind up the Parent’s or the Borrower’s affairs.

(j) the Parent, the Borrower, or any Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Parent, the Borrower, or any other Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the Borrower, or any other Restricted Subsidiary to enforce any such judgment.

(l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Parent, the Borrower, or any Guarantor party thereto, or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Parent, the Borrower, or any other Restricted Subsidiary or any of their Affiliates shall so state in writing.

(m) a Change in Control shall occur.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.07(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.07(j)), shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) Except as provided in Section 4.03, all proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders and the Issuing Banks;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of (A) principal outstanding on the Loans, (B) LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time, and (C) Indebtedness referred to in clause (b) and (c) of the definition of Indebtedness;

(v) fifth, pro rata to any other Indebtedness;

(vi) sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and

(vii) seventh, any excess, after all of the Indebtedness shall have been paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Indebtedness other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause “fourth” above from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Excluded Swap Obligations described in clause “fourth” are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to such clause above).

ARTICLE XI

The Agents

Section 11.01 Appointment; Powers. Each of the Lenders and Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower, or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Parent, the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Parent, the Borrower, or any of its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Parent, the Borrower, or any of its Subsidiaries or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, none of the Agents shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise no Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Parent, the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06 Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and the Administrative Agent may be removed at any time by the Majority Lenders if the Administrative Agent, in its capacity as a Lender, is a Defaulting Lender at such time. Upon any such resignation, the Majority Lenders shall have the right, subject, if no Event of Default exists, to the consent of the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07 Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Parent, the Borrower or any of their Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Parent, the Borrower or their Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Parent or the Borrower (or any of their respective Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Parent, the Borrower or any of their Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Authority of Administrative Agent to Release Collateral and Liens. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to, and upon the written request of the Borrower, the Administrative Agent, at the Borrower’s sole expense, shall (i) release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents, (ii) release any Guarantor from the Guaranty and Security Agreement pursuant to the terms hereof or thereof, and (iii) release or subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Collateral permitted pursuant to Sections 9.03(c) or (i). Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments, releases of guarantees or other documents reasonably requested by the Borrower in connection with (A) the events described in the preceding sentence and (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with Section 9.17.

Section 11.11 The Arrangers and other Agents. Neither the Arrangers nor any Agent (other than the Administrative Agent) shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE XII

Miscellaneous

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, as follows:

(i) if to the Borrower or the Parent to it at 500 West Texas, Suite 1225, Midland, Texas, 70701, Attention of Teresa L. Dick (Facsimile No. (405) 286-5920, e-mail address: tdick@diamondbackenergy.com);

(ii) if to the Administrative Agent, to it at 1000 Louisiana, Suite 900, Houston, Texas, 77002; Attention of Andrew Ostrov (Facsimile No. (866) 620-0623, e-mail address: andrew.ostrov@wellsfargo.com), with a copy to WLS Charlotte Agency Services (Facsimile No. (704) 590-2782, email address: Donna.Verwold@wellsfargo.com), 1525 W. WT Harris Blvd., Charlotte, NC 28262; or

(iii) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, email address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Parent or any of the Restricted Subsidiaries therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) waive or amend Section 3.04(c), Section 6.01, Section 8.14, Section 10.02(c) or Section 12.14 or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary”, “Subsidiary” or “Applicable Percentage”, without the written consent of each Lender (other than any Defaulting Lender), (vi) release any Guarantor (except as set forth in the Guaranty and Security Agreement or as provided for in Section 11.10), release all or substantially all of the collateral (other than as provided in Section 11.10), without the written consent of each Lender (other than any Defaulting Lender), or (vii) change any of the provisions of this Section 12.02(b) or the definition of “Majority Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent or Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, (i) any supplement to Schedule 7.14 (Subsidiaries) (provided that, for the avoidance of doubt, any such designation of an Unrestricted Subsidiary and/or a Restricted Subsidiary must be made in accordance with and subject to Section 9.17) and Schedule 7.26 (Flood Insurance Related Matters) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders and (ii) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent and the Borrower reasonably deem appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 5.06 in accordance with the terms of Section 5.06.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel (which shall be limited to one counsel to the Administrative Agent and one local counsel as reasonably necessary in any relevant jurisdiction material to the interests of the Lenders taken as a whole (and solely in the case of an actual conflict of interest, one additional counsel and (if reasonably necessary) one local counsel in each relevant jurisdiction to the Administrative Agent and its Affiliates) and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, except in the case of out-of-pocket expenses described in this clause (iv) to the extent that Section 12.03(b) expressly provides that the Borrower shall not indemnify such party for such out-of-pocket expenses.

(b) THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGERS, THE ISSUING BANK, AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY (OTHER THAN EXPENSES IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS DATED OF EVEN DATE HEREWITH, WHICH EXPENSES SHALL ONLY BE PAID BY THE BORROWER TO THE EXTENT PROVIDED IN SECTION 12.03(a)), (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE PARENT, THE BORROWER OR ANY RESTRICTED SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (vi) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vii) THE OPERATIONS OF THE BUSINESS OF THE PARENT, THE BORROWER AND THEIR RESTRICTED SUBSIDIARIES BY THE PARENT, THE BORROWER AND THEIR RESTRICTED SUBSIDIARIES, (viii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (ix) ANY ENVIRONMENTAL LAW APPLICABLE TO THE PARENT, THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON ANY OF THEIR PROPERTIES, (x) THE BREACH OR NON-COMPLIANCE BY THE PARENT, THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE PARENT, THE BORROWER OR ANY RESTRICTED SUBSIDIARY, (xi) THE PAST OWNERSHIP BY THE PARENT, THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE PARENT, THE BORROWER OR ANY RESTRICTED SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE PARENT, THE BORROWER OR ANY OF THEIR RESTRICTED SUBSIDIARIES, (xiii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE PARENT, THE BORROWER OR ANY OF THEIR RESTRICTED SUBSIDIARIES, (xiv) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, INCLUDING ITS OWN ORDINARY NEGLIGENCE, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT

IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE; PROVIDED THAT THE BORROWER SHALL NOT INDEMNIFY ANY INDEMNITEE FOR (i) CLAIMS AMONG LENDERS OR BETWEEN LENDERS AND THEIR RELATED PARTIES (OTHER THAN SUCH CLAIMS AGAINST AN AGENT OR ARRANGER IN ITS CAPACITY AS SUCH) TO THE EXTENT NOT RELATED TO A BREACH OF AN OBLIGATION OF THE PARENT, THE BORROWER OR ANY SUBSIDIARY AND (iii) LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES THAT ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO BE A DIRECT RESULT OF A MATERIAL BREACH OF THIS AGREEMENT MADE BY SUCH INDEMNITEE IN BAD FAITH.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arrangers or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arrangers or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arrangers or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Parent and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable not later than 10 days after written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) other than in connection with a transaction permitted under Section 9.10, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund, or, if an Event of Default has occurred and is continuing, is to any other assignee; provided, further, that if at the end of fifteen (15) days after the Borrower has received a request for such approval, the Borrower has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of such assignment; and

(B) the Administrative Agent and each Issuing Bank; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender or an Affiliate of a Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) no such assignment shall be made to (i) the Borrower or any of the Borrower’s Subsidiaries or Affiliates, (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), (iii) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), or (iv) any Industry Competitor.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent and the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) no such participation may be sold to a natural Person or an Industry Competitor. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower or any of the Restricted Subsidiaries to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower and the Guarantors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of (i) Section 5.01, Section 5.02, Section 5.03 and Article XI shall survive and remain in full force and effect for a period of one hundred eighty (180) days following the Maturity Date, (ii) Section 12.11 shall survive and remain in full force and effect for a period not to exceed two (2) years after the Maturity Date, and (iii) Section 12.03 shall survive and remain in full force and effect, in each case, regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Parent and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding (i) deposits utilized to fund payroll, employee benefits or tax obligations of the Credit Parties and (ii) funds held in fiduciary, trust or escrow accounts) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Parent, the Borrower, or any Restricted Subsidiary against any of and all the obligations of the Parent, the Borrower, or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.02(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Indebtedness owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN Section 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO Section 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; PROVIDED THAT NOTHING CONTAINED IN THIS SECTION 12.09(d)(ii)) SHALL LIMIT THE BORROWER’S INDEMNIFICATION OBLIGATIONS TO THE EXTENT SET FORTH IN SECTION 12.03 TO THE EXTENT SUCH SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARE INCLUDED IN ANY THIRD PARTY CLAIM IN CONNECTION WITH WHICH SUCH INDEMNITEE IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Parent or the Borrower and its obligations, (g) with the consent of the Borrower, (h) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or to any collector of market data or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Parent or the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Parent, the Borrower or any Subsidiary relating to the Parent, the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Parent, the Borrower or a Subsidiary; provided that, in the case of information received from the Parent, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Borrower, the Borrower’s Subsidiaries, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of the aforementioned Persons), and any other party, may disclose to any and all Persons, without limitation of any kind (A) any information with respect to the United States federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding the United States federal or state income tax treatment of such transactions (“tax structure”), which facts shall not include for this purpose the names of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or tax structure, and (B) all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Administrative Agent or such Lender relating to such tax treatment or tax structure.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Collateral Matters; Swap Agreements.

(a) The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Indebtedness shall also extend to and be available to the Cash Management Providers and the Secured Swap Parties on a pro rata basis (but subject to the terms of the Loan Documents, including, without limitation, provisions thereof relating to the application and priority of payments to the Persons entitled thereto) in respect of any obligations of the Parent, the Borrower or any of its Subsidiaries which arise under Secured Swap Agreements. No Secured Swap Party shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

(b) The Borrower hereby guarantees the payment and performance of all Indebtedness of each other Credit Party and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Benefiting Guarantor in order for such Benefiting Guarantor to honor its obligations under the Guaranty and Security Agreement and any other Security Instruments including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 12.14(b) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.14(b), or otherwise under this Agreement or any other Loan Document, as it relates to such Benefiting Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of Borrower under this Section 12.14(b) shall remain in full force and effect until all Indebtedness is paid in full, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 12.14(b) constitute, and this Section 12.14(b) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Benefiting Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.16 USA PATRIOT Act Notice. Each Lender hereby notifies the Parent, the Borrower, and each Restricted Subsidiary that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Parent, the Borrower, and each Restricted Subsidiary, which information includes the name, tax identification number and address of the Parent and the Borrower and other information that will allow such Lender to identify the Parent and the Borrower in accordance with the USA PATRIOT Act.

Section 12.17 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 12.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Parent and the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Parent, the Borrower and their respective Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising the Parent, the Borrower or any Subsidiary on other matters; (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Parent, the Borrower and their Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (iii) each of the Parent and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate; and (iv) each of the Parent and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent, the Borrower or any of their Subsidiaries, or any other Person; (ii) neither the Administrative Agent nor the Lenders has any obligation to the Parent, the Borrower or any of their Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Parent, the Borrower and their Subsidiaries, and neither the Administrative Agent nor the Lenders has any obligation to disclose any of such interests to the Parent, the Borrower or their respective Subsidiaries. To the fullest extent permitted by Governmental Requirements, each of the Parent and the Borrower hereby agrees and acknowledges that it will not assert any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Remainder of page intentionally left blank; signature pages follow]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	RATTLER MIDSTREAM OPERATING LLC

By:
Name:
Title:

PARENT:	RATTLER MIDSTREAM LP

By: Rattler Midstream GP, LLC, its General Partner

By:
Name:
Title:

Signature Page to

Credit Agreement – Rattler Midstream Operating LLC

ADMINISTRATIVE AGENT,	WELLS FARGO BANK, NATIONAL
ISSUING BANK AND LENDER:	ASSOCIATION, as Administrative Agent, Issuing Bank and as a Lender

By:
Name:
Title:

Signature Page to

Credit Agreement – Rattler Midstream Operating LLC

LENDERS:	[ ]

By:
Name:
Title:

Signature Page to

Credit Agreement – Rattler Midstream Operating LLC

ANNEX I

LIST OF COMMITMENTS

Name of Lender	Applicable Percentage	Commitment
Wells Fargo Bank, National Association	10.41666667%	$62,500,000.00
Bank of America, N.A.	10.41666667%	$62,500,000.00
Credit Suisse AG, Cayman Islands Branch	10.41666667%	$62,500,000.00
JPMorgan Chase Bank, N.A.	10.41666667%	$62,500,000.00
Citibank, N.A.	9.166666667%	$55,000,000.00
PNC Bank, National Association	9.166666667%	$55,000,000.00
Barclays Bank PLC	6.666666667%	$40,000,000.00
Capital One, National Association	6.666666667%	$40,000,000.00
Suntrust Bank	6.666666667%	$40,000,000.00
The Bank of Nova Scotia	6.666666667%	$40,000,000.00
U.S. Bank National Association	6.666666667%	$40,000,000.00
Goldman Sachs Bank USA	6.666666667%	$40,000,000.00
TOTAL	100.000000000%	$600,000,000

Annex I – 1

ANNEX II

LIST OF INDIVIDUAL LC COMMITMENTS

Name of Issuing Bank	Individual LC Commitment
Wells Fargo Bank, National Association	$37,500,000
Bank of America, N.A.	$37,500,000
Credit Suisse AG, Cayman Islands Branch	$37,500,000
JPMorgan Chase Bank, N.A.	$37,500,000
TOTAL	$150,000,000

Annex II – 1